                                                                       EXHIBIT 2


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                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                         COMMERCIAL FEDERAL CORPORATION,


                COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK,


                                AMERUS GROUP CO.


                                       AND


                                   AMERUS BANK



                          DATED AS OF FEBRUARY 11, 1998

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

                                TABLE OF CONTENTS
                                -----------------

                                                               Page
                                                               ----
                                   ARTICLE I
                              CERTAIN DEFINITIONS

Section 1.1  Definitions..........................................2

                                    ARTICLE II
                                THE STOCK PURCHASE

Section 2.1  General.............................................10
Section 2.2  Closing.............................................10
Section 2.3  Instruments of Transfer; Payment of Purchase
             Consideration.......................................10
Section 2.4  Allocation of Purchase Price........................11
Section 2.5  Reservation of Right to Revise Transaction..........11

                                    ARTICLE III
                                    THE MERGER

Section 3.1  The Merger..........................................11

                                    ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES OF
                                      SELLER

Section 4.1  Organization, Good Standing, Authority, Insurance,
             Etc.................................................12
Section 4.2  Capitalization......................................13
Section 4.3  Ownership of Subsidiaries...........................13
Section 4.4  Financial Statements; Undisclosed Liabilities.......13
Section 4.5  Absence of Changes..................................14
Section 4.6  No Broker's or Finder's Fees........................14
Section 4.7  Litigation and Other Proceedings....................14
Section 4.8  Compliance with Law.................................14
Section 4.9  Corporate Actions...................................15
Section 4.10 Authority...........................................15
Section 4.11 Employment Arrangements.............................16
Section 4.12 Employee Benefits...................................17
Section 4.13 Reports.............................................18
Section 4.14 Property and Assets.................................18
Section 4.15 Agreements and Instruments..........................18
Section 4.16 Material Contract Defaults..........................19
Section 4.17 Tax Matters.........................................19

Section 4.18 Environmental Matters...............................20
Section 4.19 Loan Portfolio:  Portfolio Management...............20
Section 4.20 [Intentionally Omitted].............................21
Section 4.21 Derivatives Contracts...............................21
Section 4.22 Insurance...........................................21
Section 4.23 Purchase for Investment.............................21

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER


Section 5.1  Organization, Good Standing, Authority, Insurance,
             Etc.................................................22
Section 5.2  Capitalization......................................22
Section 5.3  Ownership of Subsidiaries...........................23
Section 5.4  Financial Statements; Undisclosed Liabilities.......23
Section 5.6  No Broker's or Finder's Fees........................24
Section 5.7  Litigation and Other Proceedings....................24
Section 5.8  Compliance With Law.................................24
Section 5.9  Corporate Actions...................................24
Section 5.10 Authority...........................................25
Section 5.11 Reports.............................................25
Section 5.12 Agreements and Instruments..........................26
Section 5.13 Cash Consideration..................................26

                                   ARTICLE VI
                                    COVENANTS

Section 6.1  Conduct of Business by the Company..................26
Section 6.2  Maintenance of Records..............................29
Section 6.3  Employees; Employee Benefits........................30
Section 6.4  Further Assurances..................................33
Section 6.5  Efforts of Parties to Close.........................33
Section 6.6  Confidentiality and Announcements...................33
Section 6.7  Access; Certain Communications......................34
Section 6.8  Regulatory Matters; Third Party Consents............35
Section 6.9  Notification of Certain Matters.....................37
Section 6.10 Expenses............................................37
Section 6.11 Third Party Proposals...............................37
Section 6.12 Stock Listing.......................................38
Section 6.13 Loan, Accrual and Reserve Policies..................38
Section 6.14 Voting of Shares and Buyer Common Stock;
             Transfer of Buyer Common Stock......................39
Section 6.15 Disposition of Listed Assets; Sale/Lease of
             Properties..........................................40
Section 6.16 Non-Competition.....................................40
Section 6.17 Tax Matters. .......................................42

Section 6.18 Loan Production Offices; Sale of LPO Loans..........43
Section 6.19 Name Change.........................................44
Section 6.20 Contribution of Dividend............................44
Section 6.21 Environmental Reports...............................44
Section 6.22 Registration Rights Agreement.......................46
Section 6.23 Affiliate Contracts.................................46
                                   ARTICLE VII
                           CONDITIONS TO CONSUMMATION
                               OF THE STOCK PURCHASE

Section 7.1  Mutual Conditions...................................46
Section 7.2  Conditions to Buyer's Obligations...................47
Section 7.3  Conditions to Seller's and the Company's
             Obligations.........................................48

                                  ARTICLE VIII
                                 INDEMNIFICATION

Section 8.1  Survival of Representations, Warranties and
             Covenants...........................................49
Section 8.2  Obligations of Seller...............................49
Section 8.3  Obligations of Buyer................................51
Section 8.4  Procedure...........................................52
Section 8.5  Survival of Indemnity...............................54
Section 8.6  Minimum Losses......................................54
Section 8.7  Maximum Indemnification.............................55
Section 8.8  Subrogation.........................................55
Section 8.9  Adjustments to Indemnification Obligations..........55
Section 8.10 Exclusive Remedy....................................55
Section 8.11 Limitation..........................................56
Section 8.12 Duty to Mitigate....................................56
Section 8.13 No Waiver...........................................56

                                   ARTICLE IX
                                   TERMINATION

Section 9.1  Termination.........................................56
Section 9.2  Survival After Termination..........................57

                                    ARTICLE X
                                  MISCELLANEOUS

Section 10.1 Amendments; Waiver..................................58
Section 10.2 Entire Agreement....................................58
Section 10.3 Interpretation......................................58
Section 10.4 Severability........................................58

Section 10.5  Notices.............................................58
              -------
Section 10.6  Binding Effect; Persons Benefiting; No Assignment...60
              -------------------------------------------------
Section 10.7  Counterparts........................................60
              ------------
Section 10.8  Governing Law.......................................60
              -------------
Section 10.9  Specific Performance................................60
              --------------------
Section 10.10 WAIVER OF JURY TRIAL................................61
              --------------------

                            STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT, dated as of February 11, 1998 (the "Agreement"), by and among Commercial Federal Corporation, a Nebraska corporation ("Buyer"), Commercial Federal Bank, A Federal Savings Bank, a federally chartered savings bank and wholly-owned subsidiary of Buyer (the "Bank"), AmerUs Group Co., an Iowa corporation (the "Seller"), and AmerUs Bank, a federally chartered savings bank and wholly-owned subsidiary of Seller (the "Company").

          WHEREAS, Buyer, a non-diversified, unitary savings and loan holding company, with principal offices in Omaha, Nebraska, wishes to acquire all of the issued and outstanding capital stock of the Company;

          WHEREAS, Seller, a unitary thrift holding company, with principal offices in Des Moines, Iowa, is the owner of the Shares (defined below) of the Company, which Shares constitute all of the issued and outstanding capital stock of the Company, with its principal offices in Des Moines, Iowa, and wishes to sell the Shares to Buyer;

          WHEREAS, Buyer and Seller both intend the Stock Purchase (defined below) to be a taxable acquisition of the Shares and therefore a qualified stock purchase as defined in Sections 338(d)(3) and 338(h)(3) of the Code (defined below);

          WHEREAS, Buyer will not make an election under Section 338(a) of the Code;

          WHEREAS, Buyer intends for the Merger (defined below) to qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(1)(D) of the Code by virtue of the application of Treasury Regulation Section 1.338-2(C)(3);

          WHEREAS, the purchase and sale of the Shares (the "Stock Purchase") upon the terms and subject to the conditions set forth herein have been approved by the Boards of Directors of Buyer and Seller;

          WHEREAS, Buyer and Seller have agreed, in connection with the Stock Purchase and upon the terms and subject to the conditions set forth herein, to enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit A (the "Registration Rights Agreement") relating to the shares of Buyer Common Stock (defined below) that may be issued to Seller in the Stock Purchase; and

          WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and subject to the conditions and other terms herein set forth, the parties hereto hereby agree as follows:



                                   ARTICLE I

                              CERTAIN DEFINITIONS

          Section 1.1   Definitions.  For all purposes of this Agreement (as
                        -----------
defined below), the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

          "Acquisition Proposal" shall have the meaning set forth in Section
6.11.

          "Affected Property" shall have the meaning set forth in Section 6.21.

          "Affiliate" shall mean any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

          "Aggregate Estimated Remediation Costs" shall have the meaning set forth in Section 6.21.

          "Agreement" shall have the meaning set forth on the first page hereof.

          "Applicable Law" shall mean any domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement applicable to Buyer, Seller, the Company or any of their respective Affiliates, properties, assets, officers, directors, employees or agents, as the case may be.

          "Asset Gain Disposition Adjustment" shall mean either (i) if the Proceeds Amount is greater than the Net Book Value, then an amount equal to (x) the Proceeds Amount minus (y) the Net Book Value, or (ii) if the Proceeds Amount is equal to or less than the Net Book Value, then $0.00.

          "Asset Loss Disposition Adjustment" shall mean either (i) if the Proceeds Amount, is less than the Net Book Value, then an amount equal to (x) the Net Book Value minus (y) the Proceeds Amount, or (ii) if the Proceeds Amount is equal to or greater than the Net Book Value, then $0.00.

          "Average NYSE Closing Price" shall mean the arithmetic mean (carried to four decimal places) of the closing prices per share of Buyer Common Stock as reported on the NYSE

Composite Tape (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the five trading days, ending on (and including) the third trading day immediately preceding the Closing Date.

          "Business Day" shall mean any day that the NYSE is normally open for trading and that is not a Saturday, a Sunday or a day on which banks in the State of Nebraska are generally closed for regular banking business.

          "Buyer" has the meaning set forth on the first page hereof and includes any direct or indirect successor or assign.

          "Buyer Common Stock" shall mean the common stock, par value $0.01 per share, of Buyer, together with the rights attached thereto pursuant to the Shareholder Rights Agreement, dated as of December 19, 1988, by and between Buyer and Manufacturers Hanover Trust Company, as Rights Agent.

          "Buyer Material Adverse Effect" shall mean, with respect to Buyer or any of its Affiliates, a material adverse effect on (i) the business, financial condition, or results of operations of Buyer and the Buyer Subsidiaries taken as a whole or (ii) the ability of the Buyer to complete the transactions contemplated hereby; provided, however, that a Buyer Material Adverse Effect
                     --------  -------
shall not be deemed to include (x) any change attributable to or resulting from any change in Applicable Law or GAAP or regulatory accounting principles, including, but not limited to, changes resulting from amendments to or modifications of any Applicable Law relating to the bad debt reserve of or deduction taken by thrift institutions or any special insurance premium assessments by the FDIC on SAIF-insured deposits, in each case which affects thrift institutions generally, or (y) the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates.

          "Buyer Subsidiary" and "Buyer Subsidiaries" shall have the respective meanings set forth in Section 5.1.

          "Cash Election" shall have the meaning set forth in Section 2.3(a).

          "Cash Consideration" shall mean an amount in cash equal to (w) $90,750,000.00, plus (x) the Dividend Repayment Adjustment, plus (y) the Asset Gain Disposition Adjustment, minus (z) the Asset Loss Disposition Adjustment.

          "Closing" shall have the meaning set forth in Section 2.2.

          "Closing Date" shall have the meaning set forth in Section 2.2.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, together with the Treasury regulations thereunder.

          "Commercial Property" shall have the meaning set forth in Section
6.21.

          "Company" shall have the meaning set forth on the first page hereof.

          "Company Balance Sheet" has the meaning set forth in Section 4.4.

          "Company Employee" shall mean any individual who is employed by the Company or any Company Subsidiary as of the Closing.

          "Company Financial Statements" has the meaning set forth in Section
4.4.

          "Company Material Adverse Effect" shall mean, with respect to the Company or any of its Affiliates, a material adverse effect on (i) the business, financial condition, or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) the ability of Seller or the Company to complete the transactions contemplated hereby; provided, however, that a Company
                                               --------  -------
Material Adverse Effect shall not be deemed to include (x) any change attributable to or resulting from any change in Applicable Law or GAAP or regulatory accounting principles, including, but not limited to, changes resulting from amendments to or modifications of any Applicable Law relating to the bad debt reserve of or deduction taken by thrift institutions or any special insurance premium assessments by the FDIC on SAIF-insured deposits, in each case which affects thrift institutions generally, (y) the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates or (z) the effects of any matter to the extent relating to (A) any Affected Property which is purchased by Seller pursuant to a Qualifying Purchase Commitment, (B) any Listed Asset or (C) any Loan Production Office.

          "Company Plan" has the meaning set forth in Section 4.12(a).

          "Company Property" shall have the meaning set forth in Section 6.21.

          "Company Subsidiary" and "Company Subsidiaries" shall have the respective meanings set forth in Section 4.1.

          "Competing Thrift Business" shall mean, with respect to a particular Person, the Thrift Operations of such Person if more than 50% of such Person's consolidated total liabilities are FDIC-insured liabilities; provided, however,
                                                             --------  -------
that if such Person operates more than ten (10) Retail Branches in the Specified States, then such Person's Thrift Operations shall constitute a Competing Thrift Business if more than 30% of such Person's consolidated total liabilities are FDIC-insured liabilities.

          "Confidentiality Agreement" shall mean that certain letter agreement, dated December 10, 1997, relating to confidential information provided by Seller and the Company to Buyer and its Affiliates.

          "Contract" has the meaning set forth in Section 4.10.

          "Current Property" shall have the meaning set forth in Section 6.21.

          "Dividend Repayment Adjustment" shall mean either (i) if, following the date hereof, Seller shall have contributed $5,000,000.00 in cash to the Company as of the close of business on the second Business Day prior to the Closing Date and shall have provided reasonably satisfactory evidence to Buyer of same as of such time, then $5,000,000.00, or (ii) if Seller shall not have made such $5,000,000.00 cash contribution as of such time or so provided reasonably satisfactory evidence to Buyer of same, then $0.00.

          "Encumbrance" shall mean any lien, pledge, security interest, charge, easement, encroachment, restriction or encumbrance of any kind or nature whatsoever, except that Encumbrance shall not include (a) such items which are reflected in the financial statements of the relevant party or in the notes thereto, (b) liens for current taxes not yet delinquent, (c) customary title exceptions that have no material adverse effect upon the current use of the relevant property, (d) such items related to property which has been sold or transferred in the ordinary course of business consistent with past practice or
(e) such items as shall have been Previously Disclosed.

          "Environmental Firm" shall have the meaning set forth in Section 6.21.

          "Environmental Laws" shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances.

          "Environmental Termination Date" shall have the meaning set forth in
Section 6.21.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

          "Facility Property" shall have the meaning set forth in Section 6.21.

          "FDIC" shall mean the Federal Deposit Insurance Corporation and any successor thereto.

          "GAAP" shall mean generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

          "Governmental Authority" shall mean any government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC or any other government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any court or tribunal of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority (including the NYSE and the National Association of Securities Dealers, Inc.).

          "Hazardous Substances" shall mean all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R.
(S) 300.5, or defined as such by, or regulated as such under, any Environmental Law, including, but not limited to, petroleum, asbestos, or polychlorinated biphenyls.

          "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Income Tax" shall mean any federal, state, local or foreign income tax, withholding tax, back-up withholding tax, payroll tax or employment tax, including any interest, penalty or addition thereto, whether disputed or not.

          "Income Tax Return" shall mean any Tax Return relating to Income
Taxes.

          "Indemnifiable Claim" shall mean any Loss for which a party is entitled to indemnification under this Agreement.

          "Indemnified Party" shall mean the party entitled to the benefits of indemnification hereunder.

          "Indemnifying Party" shall mean the party obligated to provide indemnification hereunder.

          "IRS" shall mean the Internal Revenue Service and any successor thereto.

          "Knowledge of Buyer", "Known to Buyer" or "Buyer's Knowledge" means to the actual knowledge of the Chief Executive Officer, President, any Executive Vice President or any Senior Vice President of Buyer or the Bank.

          "Knowledge of Seller" or "Seller's Knowledge" means to the actual knowledge of the Chief Executive Officer, President, any Executive Vice President or any Senior Vice President of Seller or the Company.

          "Listed Assets" shall mean those assets of the Company and the Company Subsidiaries identified on Annex A attached hereto.

          "Loan Production Offices" shall mean (i) all "agency" offices (as provided in the Code of Federal Regulations, Title 12, Section 545.96) of the Company that only service and originate loans, (ii) the administrative office located at 1910 Bell Avenue, Des Moines, Iowa and (iii) the home office located at 418 Sixth Avenue, Des Moines, Iowa, including all Records, office leases, equipment, equipment leases, software and employees relating to the servicing and origination activities of such offices; provided, however, that "Loan
                                            --------  -------
Production Offices" shall not include any loans that are Listed Assets.

          "Loss" shall mean any and all losses, liabilities, costs, penalties, fines and expenses (including reasonable expenses for attorneys, accountants, consultants and experts), damages, obligations to third parties, expenditures, proceedings, judgments, awards or settlements that are imposed upon or otherwise incurred, suffered or sustained by the relevant party.

          "Merger" has the meaning set forth in Section 3.1.

          "Net Book Value" shall mean the aggregate net book value of all Listed Assets (the net book values of which have been Previously Disclosed, with respect to those Listed Assets owned by the Company or any Company Subsidiary as of the date hereof, or, if acquired thereafter, will be determined at the time of sale or, if not sold, as of two Business Days prior to the Closing Date, as the case may be, in each case in accordance with GAAP consistently applied and then adjusted, in each case, to be net of the allocable portion of the loan loss reserve).

          "Non-Third Party Claim" has the meaning set forth in Section 8.4(e).

          "Note Consideration" shall mean an amount equal to $40,000,000.00.

          "NYSE" means the New York Stock Exchange, Inc. and any successor thereto.

          "OTS" shall mean the Office of Thrift Supervision and any successor thereto.

          "Person" shall mean any individual, corporation, company, partnership (limited or general), joint venture, association, trust or other entity or similar contractual arrangement or relationship.

          "Previously Disclosed" by a party shall mean information referenced or set forth in a schedule (with respect to Seller and the Company, the "Company Disclosure Schedule"; and with respect to Buyer, the "Buyer Disclosure Schedule"), correspondingly enumerated to the representations, warranties or covenants to which it relates, that is delivered by such party to the other party contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement.

          "Proceeds Amount" shall mean the amount of aggregate cash proceeds received by the Company and the Company Subsidiaries following the date hereof from the disposition of all Listed Assets, net of any Taxes payable on the difference between the cash proceeds and the book value as computed in accordance with GAAP and plus any Tax benefit to be received on the difference between the cash proceeds and the book value as computed in accordance with GAAP, in each case at an assumed Tax rate of 40%.

          "Purchase Consideration" shall mean the aggregate of the Cash Consideration, Note Consideration and Share Consideration.

          "Purchase Notes" shall mean those four (4) notes of Buyer payable to Seller, each in a face amount equal to $10,000,000.00 and each in form and substance and with such terms as the Form of Note attached hereto as Exhibit B.

          "Qualifying Purchase Commitment" shall have the meaning set forth in
     Section 6.21.

          "Records" shall mean, with respect to any Person, all records and original documents (including original source documents, such as invoices) (and copies thereof) in the Person's possession, or in the possession of an Affiliate of such Person, as of the Closing Date (a) which pertain to or are utilized by such Person or Affiliate to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Company or the Company Subsidiaries, or (b) necessary or appropriate for the Company or the Company Subsidiaries to comply with any Applicable Law, and shall include in the case of
(a) and (b) above, all such records maintained on electronic or magnetic media, or in the electronic data base system of or used by such Person or Affiliate.

          "Regulatory Documents" shall mean, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed by such Person with any Governmental Authority or pursuant to any Applicable Law.

          "Retail Branch" shall have the meaning set forth in Section 6.16.

          "Right" shall have the meaning set forth in Section 6.1(ii).

          "SAIF" shall have the meaning set forth in Section 4.1.

          "Savings Plan" shall have the meaning set forth in Section 6.1(xiii).

          "SEC" shall mean the Securities and Exchange Commission and any successor thereto.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

          "Seller" has the meaning set forth on the first page hereof and includes any direct or indirect successor or assign.

          "Share Consideration" shall mean either (i) if Buyer has not made a Cash Election pursuant to Section 2.3, then a number of shares of Buyer Common Stock equal to 1,915,709, or (ii) if Buyer has made a Cash Election pursuant to
Section 2.3, then an amount in cash equal to the product of (x) the Average NYSE Closing Price times (y) 1,915,709. If, between the date of this Agreement and the Closing, the outstanding shares of Buyer Common Stock shall have been changed into a different number of shares or a different class by reason of any subdivision or combination, recapitalization, exchange of shares, readjustment, split-up or reclassification, or a stock dividend thereon shall be paid, then the number and class of shares of Buyer Common Stock, if any, to be issued and delivered at the Closing in exchange for the Shares or, if Buyer shall have made a Cash Election pursuant to Section 2.3, then the number and class of shares of Buyer Common Stock in respect of which Buyer shall pay cash, in each case as provided in this Agreement, shall be appropriately adjusted, if necessary, to represent the number and class of shares of Buyer Common Stock in proportion to and with the same aggregate economic value as the number and class of shares of Buyer Common Stock as would have been provided or in respect of which cash would have been paid, as the case may be, in the absence of such change.

          "Shares" shall mean the 250,000 shares of common stock, par value $1.00, of the Company ("Company Common Stock") issued and outstanding on the date of this Agreement and as of the Closing.

          "Stock Purchase" shall have the meaning set forth on the first page hereof.

          "Straddle Period" shall mean any taxable year or taxable period beginning before and ending after the Closing Date.

          "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Taxes" shall mean all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges (and all interest and penalties thereon), including, without limitation, all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, em-ployment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, and all interest, penalties and Losses thereon or associated therewith or associated with any Tax Return.

          "Third Party Claim" has the meaning set forth in Sections 8.4(a).

          "Threshold Amount" shall have the meaning set forth in Section 6.21.

          "Thrift Operations" shall mean the operation of Retail Branches.

          "Wire Transfer" shall mean a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or to a number of accounts up to, but not in excess of, fifteen accounts, as shall have been designated by written notice to the paying party.


                                  ARTICLE II

                              THE STOCK PURCHASE

          Section 2.1   General. Upon the terms and subject to the conditions
                        -------
hereof, on the Closing Date, Seller agrees to sell, transfer, assign, convey and deliver to Buyer (or at Buyer's election, an Affiliate of Buyer) and Buyer (or at Buyer's election, an Affiliate of Buyer) agrees to purchase, redeem and accept from Seller the Shares for the Purchase Consideration.

          Section 2.2   Closing.  The consummation of the Stock Purchase as
                        -------
contemplated by this Agreement (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 on the fifth Business Day after all of the conditions set forth in Article VII (other than conditions which relate to actions to be taken at the Closing) have been satisfied or waived, or at such other date, time and place as Buyer and Seller shall agree (the date on which the Closing takes place being referred to herein as the "Closing Date").

          Section 2.3   Instruments of Transfer; Payment of Purchase
                        --------------------------------------------
Consideration.  (a)  Not less than two nor more than five Business Days prior to
-------------
the Closing Date, (i) Seller shall deliver to Buyer written Wire Transfer instructions and (ii) Buyer, at its sole discretion, shall deliver to Seller irrevocable written notice of Buyer's intention, if any, to pay cash in lieu of shares of Buyer Common Stock as the Share Consideration (a "Cash Election"), it being understood among the parties hereto that a Cash Election shall be deemed made for purposes of this Agreement only if such written notice is so delivered.

          (b) At the Closing, Seller shall deliver to Buyer the following:

                 (1) one or more certificates representing all of the Shares, duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer; and

                 (2)   the documents required to be delivered pursuant to
Section 7.2.

          (c) At the Closing, Buyer shall deliver, or shall cause to be delivered, to Seller the following:

                 (1) an amount in cash equal to the Cash Consideration by Wire Transfer;

                 (2) if Buyer has made a Cash Election, then an amount in cash equal to the Share Consideration by Wire Transfer;

                 (3) if Buyer has not made a Cash Election, then one or more duly executed certificates representing a number of shares of Buyer Common Stock equal to the Share Consideration;

                 (4) the Purchase Notes executed by Buyer in an aggregate face amount equal to the Note Consideration; and

                 (5)   the documents required to be delivered pursuant to
Section 7.3.

          Section 2.4  Allocation of Purchase Price.  The amount of the
                       ----------------------------
Purchase Consideration allocated to the covenant not to compete set forth in
Section 6.16 of this Agreement shall be $10,000,000. Seller and Buyer shall prepare and file Tax Returns in a manner consistent with such allocation.

          Section 2.5  Reservation of Right to Revise Transaction.  With the
                       ------------------------------------------
prior written consent of Seller, Buyer may at any time change the method of effecting the acquisition of the Company by Buyer (including, without limitation, changes to the provisions of Articles II and III to effect the acquisition of the Company by Buyer through a merger or otherwise); provided,
                                                                    --------
however, that no such change shall (i) alter or change the amount or kind of the
-------
Purchase Consideration (except as otherwise specifically permitted under this Agreement), (ii) adversely affect the tax treatment to Seller as a result of receiving the Purchase Consideration or (iii) delay or jeopardize consummation of the Stock Purchase.


                                  ARTICLE III

                                  THE MERGER

          Section 3.1  The Merger.  As soon as practicable following the
                       ----------
Closing, Buyer shall cause the Company to be merged (the "Merger") with and into the Bank pursuant to the terms and conditions set forth herein and in the Plan of Merger attached hereto as Exhibit C (the "Bank Plan of Merger") and pursuant to 12 U.S.C. (S)(S) 1467(a)(s), 1815(d)(3) and 1828(c) and (S) 552.13 of the rules and regulations of the OTS promulgated thereunder, and the separate existence of the Company shall thereupon cease, the Bank shall be the surviving institution in the Merger and shall retain the name "Commercial Federal Bank, A Federal Savings Bank" (sometimes hereinafter referred to as the "Surviving Bank"), all of its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger and the Bank shall continue at the effective time of the Merger to be regulated by the OTS.


                                  ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                                    SELLER

          Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date, except as otherwise Previously Disclosed, as follows:

          Section 4.1   Organization, Good Standing, Authority, Insurance, Etc.
                        ------------------------------------------------------
(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and is duly registered as a savings and loan holding company with the OTS under the HOLA. The Company is a federal savings bank. Each "subsidiary" of the Company within the meaning of
Section 10(a)(1)(G) of HOLA (individually a "Company Subsidiary" and collectively the "Company Subsidiaries"), has been Previously Disclosed. Each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the respective jurisdiction under which it is organized, as set forth in the Company Disclosure Schedule. Each of the Company and the Company Subsidiaries has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted, except for such failure or failures to be so qualified or licensed as would not have, in the aggregate, a Company Material Adverse Effect. The Company has made available to Buyer a true, complete and correct copy of the articles of incorporation, charter, or other organizing documents and of the by-laws, as in effect on the date of this Agreement, of the Company and each Company Subsidiary. Each of the Company and the Company Subsidiaries is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under Applicable Law, except to the extent that any failures to so qualify would not, in the aggregate, have a Company Material Adverse Effect. The Company is a member in good standing of the Federal Home Loan Bank of Des Moines, Iowa, and all eligible accounts issued by the Company are insured by the FDIC through the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted under Applicable Law. The Company is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code, and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA.

          (b) The minute books of the Company which have been made available to Buyer contain records of all meetings and other corporate actions held or taken by its shareholders and Board of Directors (including the committees of such Board) since January 1, 1995.

          Section 4.2   Capitalization.  The authorized capital stock of the
                        --------------
Company consists of 10,000,000 shares of Company Common Stock, of which 250,000 shares were issued and outstanding as of the date of this Agreement, all of which are owned beneficially and of record directly by Seller. As of the date of this Agreement, there are no shares of Company Common Stock held in the Company's treasury. All Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Seller has the full and unrestricted power to sell, assign, transfer and deliver the Shares in accordance with the terms of this Agreement free and clear of any Encumbrances. There are no outstanding Rights to purchase or acquire any of the Company's capital stock and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which any of Seller, the Company or any of their Affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the Company's capital stock.

          Section 4.3   Ownership of Subsidiaries.  All the outstanding shares
                        -------------------------
of the capital stock of the Company Subsidiaries are validly issued, fully paid and, nonassessable. All of the outstanding capital stock or other ownership interests in each of the Company Subsidiaries is owned directly, or indirectly through one or more Company Subsidiaries, by the Company, free and clear of any Encumbrance. There are no outstanding Rights to purchase or acquire any capital stock of any Company Subsidiary and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which any of Seller, the Company or any of their Affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary owns any of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of or profit participations in any Person or "company" (as defined in Section 10(a)(1)(C) of the HOLA) other than the Federal Home Loan Bank of Des Moines, Iowa and the Company Subsidiaries.

          Section 4.4   Financial Statements; Undisclosed Liabilities.  (a)  The
                        ---------------------------------------------
Company has previously delivered to Buyer copies of the audited consolidated balance sheets of the Company as of December 31st for the fiscal years 1996 and 1997, and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal years 1995, 1996 and 1997, inclusive, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to the Company (collectively, the balance sheets and statements referred to above being referred to as the "Company Financial Statements" and the audited consolidated balance sheet as of December 31, 1997 being referred to as the "Company Balance Sheet"). The balance sheets referred to in the previous sentence (including the related notes) present fairly the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof, and the other financial statements referred to in this
Section 4.4(a) present fairly the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the respective fiscal periods therein set forth; each of such balance sheets and statements (including the related notes) comply in all material respects with applicable accounting requirements with respect thereto; and each of such balance sheets and statements (including the related notes) has been prepared in accordance with GAAP consistently applied during the periods involved (except as indicated in the notes thereto) and in accordance with the books and records of the Company and the Company Subsidiaries, which books and records are complete and accurate in all material respects and have been maintained in all material respects in accordance with Applicable Law.

          (b) Except for (i) those liabilities that are reflected or reserved against on the Com pany Balance Sheet and (ii) liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet and which would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, in any case which are required by GAAP to be shown on a consolidated balance sheet of the Company.

          Section 4.5   Absence of Changes.  (a)  Since December 31, 1997, there
                        ------------------
has been no event, occurrence or development which, individually or in the aggregate, has had a Company Material Adverse Effect.

          (b) Except as contemplated by this Agreement, since December 31, 1997, each of the Company and the Company Subsidiaries has carried on its respective businesses in the ordinary course of business and consistent with past practice. As of the date of this Agreement, since December 31, 1997, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would violate Section 6.l.

          Section 4.6   No Broker's or Finder's Fees.  No agent, broker,
                        ----------------------------
investment banker, Person or firm acting on behalf or under authority of Seller, the Company or any of the Company Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Stock Purchase, the Merger or any other transaction contemplated hereby, except Seller has engaged ABN AMRO Chicago Corp. and Hovde Financial, Inc., each an investment banking firm, to provide financial advisory services and to deliver "fairness opinions" as to whether or not the Purchase Consideration is fair to Seller from a financial point of view.

          Section 4.7   Litigation and Other Proceedings.  All pending and, to
                        --------------------------------
Seller's Knowledge threatened, claims, actions, suits, investigations and proceedings in which the Company or any Company Subsidiary is a defendant and where the other party thereto has asserted a right to recover damages in excess of $25,000 have been Previously Disclosed. All unsatisfied judicial orders, judgments or decrees to which the Company or any Company Subsidiary is subject where the Company or such Company Subsidiary has been ordered to pay in excess of $25,000 or is subject to an injunction or other restriction have been Previously Disclosed.

          Section 4.8   Compliance with Law.  Except with respect to Applicable
                        -------------------
Laws relating to ERISA and employee benefit matters, tax matters and environmental matters, which are specifically and exclusively addressed in Sections 4.12, 4.17 and 4.18, respectively, the Company and the Company Subsidiaries have been and are in compliance in all respects with all Applicable Laws, except where such non-compliance would not have a Company Material Adverse Effect, and neither the Company nor any Company Subsidiary has received notice from any Governmental Authority of any material violation of, and to Seller's Knowledge, there is no material violation of, any Applicable Law.

          Section 4.9   Corporate Actions.  (a)  The Boards of Directors of
                        -----------------
Seller and the Company have duly authorized their respective officers to execute and deliver (as appropriate) this Agreement and the Bank Plan of Merger and to take all action necessary to consummate the Stock Purchase, the Merger and the other transactions contemplated hereby and thereby. As the sole shareholder of the Company, Seller has approved this Agreement, together with the Stock Purchase, the Merger and all other actions hereunder requiring such approval. All corporate authorizations by the Boards of Directors and shareholders of Seller and the Company required for the consummation of the Stock Purchase and the Merger have been obtained.

          (b) The Boards of Directors of Seller and the Company have taken or will take all necessary action to exempt this Agreement and Bank Plan of Merger and the transactions contemplated hereby and thereby from (i) any applicable state takeover laws, (ii) any Applicable Laws limiting or restricting the voting rights of shareholders, (iii) any Applicable Laws requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," "interested shareholder" or Person of similar type, and (iv) any provision in its or any of the Company
Subsidiaries' articles of incorporation, charter or by-laws, (A) restricting or limiting stock ownership or the voting rights of shareholders, or (B) requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," interested shareholder" or Person of similar type.

          Section 4.10  Authority.  (a) The execution, delivery and performance
                        ---------
by each of Seller and the Company of their respective obligations under this Agreement and the consummation thereby of the transaction contemplated hereby do not and will not violate or conflict with any of the provisions of, or constitute a breach or default (or an event which, with notice or lapse of time, or both, would constitute a breach or default) under, terminate, give any Person the right to terminate, modify or accelerate payment or performance under or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any Company Subsidiary under (i) the articles of incorporation, charter or by-laws of Seller, the Company or any Company Subsidiary, (ii) any Applicable Law to which Seller, the Company or any of the Company Subsidiaries is subject (other than any Applicable Law which is referred to in or otherwise covered by paragraph (c) below, which shall be solely and exclusively addressed in paragraph (c) below) or (iii) except, in each case, where such violation, conflict, breach, default, termination (or right to terminate), modification, acceleration or Encumbrance would not, individually or in the aggregate, have a Company Material Adverse Effect, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation or instrument involving aggregate annual payments in excess of $150,000 (other than any such agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation or instrument which can be terminated by the Company or such Company Subsidiary without material penalty on twelve months or less notice and other than any Loan (as defined below) made in the ordinary course of business) (each such agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation or instrument is referred to herein as a "Contract") to which Seller, the Company or any of the Company Subsidiaries is a party or is subject or by which any of their properties or assets is bound or affected.

          (b) Each of Seller and the Company has all requisite corporate power and authority to enter into this Agreement and the Bank Plan of Merger, as the case may be, and to perform its respective obligations hereunder and thereunder. This Agreement constitutes the valid and binding obligation of Seller and the Company and is enforceable against Seller and the Company in accordance with its terms, except as enforceability may be limited by Applicable Laws relating to bankruptcy, insolvency or creditors rights generally and general principles of equity.

          (c) The parties acknowledge that the consummation of the Stock Purchase and the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. Except as Previously Disclosed, no filings, notices, approvals or consents with or of the Governmental Authorities (the "Governmental Approvals") are required on behalf of Seller, the Company or any Company Subsidiary in connection with the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger. As of the date of this Agreement, to Seller's Knowledge, there is no reason why the Governmental Approvals cannot be obtained or granted on a timely basis.

          Section 4.11  Employment Arrangements.  There are no employment,
                        -----------------------
incentive compensation, severance or other agreements, plans or arrangements (including the Company Plans (as defined below)) with any current or former directors, officers or employees of the Company or any Company Subsidiary which may not be terminated without penalty or liability (including any augmentation or acceleration of benefits) on thirty (30) days or less notice to such person. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of additional events or acts) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any Company Subsidiary under any agreement, arrangement or plan in effect as of the Closing Date. No amount paid or payable to directors, officers or employees of the Company or the Company Subsidiaries in connection with the transactions contemplated hereby (either solely as a result of such transactions or as a result of such transactions in conjunction with any other event) will cause the imposition of excise taxes under Section 4999 of the Code or the disallowance of a deduction to the Company or any Company Subsidiary pursuant to Sections 162 or 280G of the Code. There are no amounts and there will be no amounts to be paid or payable under any employment or severance agreement or arrangement by the Company or any of its Affiliates as a result of consummation of the Stock Purchase, the Merger and the other transactions contemplated hereby.

          Section 4.12  Employee Benefits.  (a)  Neither the Company nor any of
                        -----------------
the Company Subsidiaries nor any entity, trade or business that is or was at any time required to be aggregated with the Company or any Company Subsidiary under
Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate"), maintains, contributes to or sponsors any funded deferred compensation plans (including profit sharing, pension, savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of ERISA for the benefit of Company Employees, other than any plans ("Company Plans") Previously Disclosed (true and correct copies of which have been delivered or made available to Buyer). Except as Previously Disclosed, neither the Company nor any of the Company Subsidiaries (i) provides health, medical, death or survivor benefits to any former employee or beneficiary thereof (other than (x) coverage mandated by Applicable Law, (y) death benefits under the AmerUs "pension plan" or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary)), or (ii) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

          (b) All Company Plans and Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1997 and there has been no material amendment thereof (other than amendments required to comply with Applicable Law) and no material increase in the cost thereof or benefits payable thereunder on or after January 1, 1997.

          (c) To the Knowledge of Seller, with respect to all Company Plans and Benefit Arrangements, the Company and each Company Subsidiary are in substantial compliance with the requirements prescribed by any and all Applicable Laws currently in effect, including but not limited to ERISA and the Code, applicable to such Company Plans or Benefit Arrangements. None of the Company Plans which are defined benefit pension plans have incurred any "accumulated funding deficiency" (whether or not waived) as that term is defined in Section 412 of the Code and the fair market value of the assets of each such plan equals or exceeds the accrued liabilities of such plan. To the Knowledge of Seller, there are not now nor have there been any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Company Plans which could subject the Company or Company Subsidiaries to the penalty or Tax imposed under Section 502(i) of ERISA or
Section 4975 of the Code. No Company Plan which is subject to Title IV of ERISA has been completely or partially terminated; no proceedings to completely or partially terminate any Company Plan have been instituted within the meaning of Subtitle C of said Title IV of ERISA; and no reportable event, within the meaning of Section 4043(c) of said Subtitle C for which the 30-day notice requirement of ERISA has not been waived, has occurred with respect to any Company Plan. No Company Plan or Benefit Arrangement is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither the Company nor any Company Subsidiary nor any ERISA Affiliate has engaged in any transaction described in
Section 4069 of ERISA within the last five
years. There does not now exist, nor do any circumstances exist that would result in, any material liability of the Company, any Company Subsidiary or any ERISA Affiliate under Title IV of ERISA, Section 302 of ERISA, Sections 412 and 4971 of the Code, the continuation coverage requirements of Section 601 et seq.
                                                                        ------
of ERISA and Section 4980B of the Code, that would be a liability of the Company, a Company Subsidiary, Buyer or any of its Affiliates following consummation of the Stock Purchase or the Merger. Neither the Company nor any Company Subsidiary has failed to make any contribution or pay any amount due and owing as required by the terms of any Company Plan or Benefit Arrangement. None of the Company or any of the Company Subsidiaries or ERISA Affiliate has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. The Company Plans intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, and to Seller's Knowledge, there is no fact which would adversely affect the qualified status of such plans.

          Section 4.13  Reports. Since January 1, 1995, the Company and the
                        -------
Company Subsidiaries have timely filed all Regulatory Documents required to be filed by them, except to the extent that all failures to so file, in the aggregate, would not have a Company Material Adverse Effect; and, as of their respective dates, all such documents, as finally amended, complied in all material respects with applicable requirements of Applicable Law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date.

          Section 4.14  Property and Assets.  The Company and the Company
                        -------------------
Subsidiaries have good and marketable title to all of their real property reflected in the Company Balance Sheet or acquired subsequent to the date thereof, free and clear of all Encumbrances. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect and neither the Company nor any Company Subsidiary is in default in any respect under any such lease, except where such failure or failures to be valid and binding and in full force and effect, or where such default or defaults, would not have, in the aggregate, a Company Material Adverse Effect. No consent of the lessor of any material real property or material personal property lease is required for consummation of the Stock Purchase or the Merger. There has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of Company and the Company Subsidiaries since December 31, 1997, except such loss, damage or destruction which would not have a Company Material Adverse Effect.

          Section 4.15  Agreements and Instruments.  Except as Previously
                        --------------------------
Disclosed and except for any contract or agreement relating to the Loan Production Offices which are assumed by Seller pursuant to Section 6.18, neither the Company nor any Company Subsidiary is a party to (a) any Contract, (b) any Contract relating to the borrowing of money by the Company or any Company Subsidiary or the guarantee by the Company or any Company Subsidiary of any such obligation

(other than Federal Home Loan Bank advances with a maturity of one year or less from the date hereof), (c) any Contract to make loans or for the provision, purchase or sale of goods, services or property between the Company or any Company Subsidiary and any director or officer of Seller or the Company, or any member of the immediate family or Affiliate of any of the foregoing (other than loans or deposits made on an arms-length basis in the ordinary course of business), (d) any Contract with or concerning any labor or employee organization, (e) any Contract between the Company or any Company Subsidiary and any Affiliate thereof (other than Contracts solely between the Company and a Company Subsidiary or solely between Company Subsidiaries) ("Affiliate Contracts"), (f) any agreements, directives, orders, or similar arrangements between or involving the Company or any Company Subsidiary and any Governmental Authority, (g) any Contract which materially restricts the conduct of any line of business by the Company or any current or future Affiliates thereof or (h) any Contract pursuant to which the Company or any Company Subsidiary is or may become obligated to invest in or contribute capital to any Company Subsidiary.

          Section 4.16  Material Contract Defaults.  Neither the Company nor any
                        --------------------------
Company Subsidiary nor, to the Knowledge of Seller, the other party thereto is in default in any respect under any Contract to which any of the Company or the Company Subsidiaries is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, other than any such default or defaults which would not have either individually or in the aggregate a Company Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. All such Contracts are valid, binding and in full force and effect, except where such failure or failures to be valid and binding and in full force and effect would not have, in the aggregate, a Company Material Adverse Effect.

          Section 4.17  Tax Matters.  The Company, each of the Company
                        -----------
Subsidiaries and any affiliated group (within the meaning of Section 1504(a) of the Code) of which the Company or any of the Company Subsidiaries is a member have duly and properly filed all material federal, state, local and other Tax Returns required to be filed by them and have made timely payments of all material Taxes due and payable, whether disputed or not; such material Tax Returns are true, correct and complete in all material respects; the current status of audits of such material Tax Returns by the IRS and other applicable agencies has been Previously Disclosed; and there is no agreement by the Company or any Company Subsidiary for the extension of time or for the assessment or payment of any material Taxes payable. Neither the IRS nor any other taxing authority is now asserting or, to the Knowledge of Seller, threatening to assert any deficiency or claim for additional material Taxes, nor, to the Knowledge of Seller, is there any basis for any such assertion or claim. The Company and each of the Company Subsidiaries have complied in all material respects with applicable material IRS backup withholding requirements and have filed all appropriate and material information reporting returns for all Tax years for which the statute of limitations has not closed. The Company and each of the Company Subsidiaries have complied in all material respects with all Applicable Laws relating to material Taxes, including all applicable and material state law sales and use Tax collection and reporting requirements. The total net amount of adjustments required to be taken into account by the Company and the Company Subsidiaries under Section 593(g) of the Code as reflected on the Company's 1996 federal Income Tax Return is $499,416.

          Section 4.18  Environmental Matters.  (a)  The Company and the Company
                        ---------------------
Subsidiaries have been and are in compliance with all applicable Environmental Laws, where the failure to comply with such Environmental Laws, individually or in the aggregate, would have a Company Material Adverse Effect. Such compliance includes, but is not limited to, the possession by the Company or one of the Company Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws;

          (b) There is no pending or threatened claim, lawsuit, or administrative proceeding against the Company or any of the Company Subsidiaries under any Environmental Law, which, individually or in the aggregate, would have a Company Material Adverse Effect. Neither Seller nor the Company nor any of the Company Subsidiaries has received written notice from any Person, including but not limited to any federal, state, or local governmental agency, alleging that the Company is in violation of any applicable Environmental Law, which violation or liability is unresolved and, individually or in the aggregate, would have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is subject to a judicial or administrative order that is still in effect relating to any applicable Environmental Law, other than such orders that, individually or in the aggregate, would not have a Company Material Adverse Effect; and

          (c) There have been no releases, spills or discharges of Hazardous Substances on or underneath any of the real property owned or leased by the Company or the Company Subsidiaries, that, individually or in the aggregate, would have a Company Material Adverse Effect.

          Section 4.19  Loan Portfolio:  Portfolio Management.  (a) Each loan
                        -------------------------------------
agreement, note or borrowing arrangement (collectively, "Loans") in original principal amount in excess of $25,000 which is reflected as an asset in the Company Balance Sheet or was acquired since the date thereof (except with respect to those Loans which are no longer assets of the Company or any Company Subsidiary), (i) is the binding obligation of the respective obligor named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought, and (ii) to the extent secured by an interest in real property, is secured by a valid and perfected mortgage lien having the priority specified in the loan documents. The Company and the Company Subsidiaries administer their loan and investment portfolios (including, but not limited to, adjustments to adjustable mortgage loans) in accordance in all material respects with all Applicable Laws and the terms of applicable instruments. The records of the Company regarding all loans outstanding on its books are accurate in all material respects and the risk classification system has been established in accordance in all material respects with the requirements of the OTS.

          (b) Seller and the Company have Previously Disclosed a list, accurate and complete in all material respects, of the aggregate amounts of Loans of the Company and the Company

Subsidiaries that have been adversely designated, criticized or classified by any bank examiner (whether regulatory or internal) as of December 31, 1997, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof by any representative of any Government Authority as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by the Company or any of the Company Subsidiaries before the date hereof.

          Section 4.20  [Intentionally Omitted].

          Section 4.21  Derivatives Contracts.  (a)  Neither the Company nor any
                        ---------------------
of the Company Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the Company Balance Sheet which is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes Previously Disclosed, including a list, as applicable, of any of its or any of its Subsidiaries' assets pledged as security for a Derivatives Contract.

          (b) All Derivative Contracts to which the Company or any Company Subsidiary is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and with counterparties believed by the Company or the appropriate Company Subsidiaries to be financially responsible at the time.

          Section 4.22  Insurance.  A schedule of all insurance policies in
                        ---------
effect as to the Company and the Company Subsidiaries (the "Insurance Policies") has been Previously Disclosed (other than policies pertaining to mortgage loans made in the ordinary course of business). All of the Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Effective Date shall have been paid on or before the Effective Date, to the extent then due and payable (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies). The Insurance Policies are valid and enforceable in accordance with their respective terms. Neither the Company nor any Company Subsidiary has been refused any insurance with respect to any material properties, assets or operations, nor has any coverage been limited or terminated by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three (3) years.

          Section 4.23  Purchase for Investment.  Seller, with respect to all
                        -----------------------
shares of Buyer Common Stock to be acquired by it in the Stock Purchase, is acquiring such securities for investment purposes only and not with a present view to, or for resale in connection with, the distribution or other disposition thereof or with any present intention of distributing or reselling any thereof in any transaction which would be in violation of the securities laws of the United States of America or any State, without prejudice, however, to Seller's right, subject to the provisions of this Agreement and the Registration Rights Agreement, at all times to sell or otherwise dispose of all or any part of such shares of Common Stock under an effective registration statement under the Securities Act of 1933, as amended, and other applicable State securities laws or under an exemption from such registration requirements, and subject, nevertheless, to the disposition of Seller's property being at all times within its control.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date, except as otherwise Previously Disclosed, as follows:

          Section 5.1   Organization, Good Standing, Authority, Insurance, Etc.
                        ------------------------------------------------------
(a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nebraska, and is duly registered as a savings and loan holding company with the OTS under the HOLA. Each "subsidiary" of Buyer within the meaning of Section 10(a)(1)(G) of HOLA (individually a "Buyer Subsidiary" and collectively the "Buyer Subsidiaries") is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Each of Buyer and the Buyer Subsidiaries has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted, except for such failure or failures to be so qualified or licensed as would not have, in the aggregate, a Buyer Material Adverse
Effect.   Buyer has made available to the Company a true, complete and correct copy of the articles of incorporation and by-laws of Buyer as in effect on the date of this Agreement. Each of Buyer and the Buyer Subsidiaries is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under Applicable Law, except to the extent that any failures to so qualify would not, in the aggregate, have a Buyer Material Adverse Effect. The Bank is a member in good standing of the Federal Home Loan Bank of Topeka, and all eligible accounts issued by the Bank are insured by the FDIC through the SAIF to the maximum extent permitted under Applicable Law. The Bank is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code, and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA.

          (b) The minute books of Buyer which have been made available to Seller contain records of all meetings and other corporate actions held or taken by its shareholders and Board of Directors (including committees of such Board) since January 1, 1995.

          Section 5.2   Capitalization.  The authorized capital stock of Buyer
                        --------------
consists of 50,000,000 shares of Buyer Common Stock, of which 33,640,771 shares were issued and outstanding as of the date of this Agreement, and 10,000,000 shares of serial preferred stock, par value of $.01 per share ("Buyer Preferred Stock"), of which no shares were outstanding as of the date of this Agreement. As of the date of this Agreement, there are no shares of Buyer Common Stock held in Buyer's treasury and, except as Previously Disclosed, there are no shares of Buyer Common Stock or Buyer Preferred Stock reserved for issuance. All issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as Previously Disclosed, there are no outstanding Rights to purchase or acquire any capital stock of Buyer and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which Buyer or any of its Affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of Buyer. The shares of Buyer Common Stock, if any, to be issued pursuant to the Stock Purchase will be duly authorized and validly issued and, at the Closing, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          Section 5.3   Ownership of Subsidiaries.  All the outstanding shares
                        -------------------------
of the capital stock of the Buyer Subsidiaries are validly issued, fully paid and nonassessable. All of the outstanding capital stock or other ownership interests in each of the Buyer Subsidiaries is owned directly, or indirectly through one or more Buyer Subsidiaries, by Buyer, free and clear of any Encumbrance. There are no outstanding Rights to purchase or acquire any capital stock of any Buyer Subsidiary and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which Buyer or any of its Affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Buyer Subsidiaries.

          Section 5.4   Financial Statements; Undisclosed Liabilities.  (a)
                        ---------------------------------------------
Buyer has previously delivered to Seller copies of (i) the audited consolidated balance sheets of Buyer as of June 30th for the fiscal years 1996 and 1997, and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal years 1995, 1996 and 1997, inclusive, in each case accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to Buyer, and (ii) the unaudited interim consolidated balance sheet and related statement of income, changes in shareholders' equity and cash flows of Buyer at or for the period ending September 30, 1997 (collectively, the balance sheets and statements referred to above being referred to as the "Buyer Financial Statements", and the audited balance sheet as of June 30, 1997 being referred to as the "Buyer Balance Sheet"). The balance sheets referred to in the previous sentence (including the related notes, where applicable) present fairly the consolidated financial position of Buyer and the Buyer Subsidiaries as of the dates thereof, and the other financial statements referred to in this Section 5.4(a) present fairly (except for (i) the omission of notes to unaudited statements and (ii) year-end adjustments to interim results normal in nature and amount) the consolidated results of operations and cash flows of Buyer and the Buyer Subsidiaries for the respective fiscal periods therein set forth; each of such balance sheets and statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements with respect thereto; and each of such balance sheets and statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved (except as indicated in the notes thereto) and in accordance with the books and records of

Buyer and the Buyer Subsidiaries, which books and records are complete and accurate in all material respects and have been maintained in all material respects in accordance with Applicable Law.

          (b) Except for (i) those liabilities that are fully reflected or reserved against on the Buyer Balance Sheet and (ii) liabilities incurred in the ordinary course of business since the date of the Buyer Balance Sheet and which would not have, individually or in the aggregate, a Buyer Material Adverse Effect, Buyer has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, in any case which are or required by GAAP to be shown on a consolidated balance sheet of Buyer.

          Section 5.5   Absence of Changes.  (a) Since June 30, 1997, there has
                        ------------------
been no event, occurrence or development which, individually or in the aggregate, has had a Buyer Material Adverse Effect.

          (b) Except as contemplated by this Agreement, since June 30, 1997, each of the Buyer and the Buyer Subsidiaries has carried on its respective businesses in the ordinary course of business and consistent with past practice.

          Section 5.6   No Broker's or Finder's Fees.  No agent, broker,
                        ----------------------------
investment banker, Person or firm acting on behalf or under authority of Buyer or any of the Buyer Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Stock Purchase, the Merger or any other transaction contemplated hereby, except Buyer has engaged Merrill Lynch & Co., an investment banking firm, to provide financial advisory services and to deliver "fairness opinions" as to whether or not the Purchase Consideration is fair to Buyer from a financial point of view.

          Section 5.7   Litigation and Other Proceedings.  Neither Buyer nor any
                        --------------------------------
Buyer Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the Knowledge of Buyer, threatened claim, action, suit, investigation, or proceeding as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would have, in the aggregate, a Buyer Material Adverse Effect. There is no judicial order, judgment or decree to which any of Buyer, the Buyer Subsidiaries or their respective properties is subject which has had or could reasonably be expected to have a Buyer Material Adverse Effect.

          Section 5.8   Compliance With Law.  Buyer and the Buyer Subsidiaries
                        -------------------
have been and are in compliance in all respects with all Applicable Laws, except where such non-compliance would not have a Buyer Material Adverse Effect, and neither Buyer nor any Buyer Subsidiary has received notice from any Governmental Authority of any material violation of, and to Buyer's Knowledge, there is no material violation of, any Applicable Law.

          Section 5.9   Corporate Actions.  The Boards of Directors of Buyer and
                        -----------------
the Bank have duly authorized their respective officers to execute and deliver (as appropriate) this Agreement, the Bank Plan of Merger and the Registration Rights Agreement and to take all action necessary to consummate the Stock Purchase, the Merger and the other transactions contemplated hereby and thereby. All corporate authorizations by the Boards of Directors of Buyer and the Bank required for the consummation of the Stock Purchase, the Merger and transactions contemplated by the Registration Rights Agreement have been obtained.

         Section 5.10   Authority.  (a) The execution, delivery and performance
                        ---------
by Buyer of its obligations under this Agreement and the Registration Rights Agreement and the consummation thereby of the transactions contemplated hereby and thereby do not, and will not, violate or conflict with any of the provisions of, or constitute a breach or default (or an event which, with notice or lapse of time, or both, would constitute a breach or default) under, terminate, give any Person the right to terminate, modify or accelerate payment or performance under or result in the creation of any Encumbrance upon any of the properties or assets of Buyer under (i) the articles of incorporation, charter or by-laws of Buyer, the Bank or any other Buyer Subsidiary, (ii) any Applicable Law to which Buyer or any of the Buyer Subsidiaries is subject (other than any Applicable Law which is referred to in or otherwise covered by paragraph (c) below, which shall be solely and exclusively addressed in paragraph (c) below) or (iii) except, in each case, where such violation, conflict, breach, default, termination (or right to terminate), modification, acceleration or Encumbrance would not, individually or in the aggregate, have a Buyer Material Adverse Effect, any Contract to which Buyer or any of the Buyer Subsidiaries is a party or is subject or by which any of their properties or assets is bound or affected.

         (b) Each of Buyer and the Bank has all requisite corporate power and authority to enter into this Agreement, the Registration Rights Agreement and the Bank Plan of Merger, as the case may be, and to perform its respective obligations hereunder and thereunder. This Agreement and the Bank Plan of Merger constitute, and the Registration Rights Agreement, when executed, will constitute, the valid and binding obligation of Buyer and the Bank, as the case may be, and are, or will be, enforceable against Buyer and the Bank, as the case may be, in accordance with their terms, except as enforceability may be limited by Applicable Laws relating to bankruptcy, insolvency or creditors rights generally and general principles of equity.

         (c) The parties acknowledge that the consummation of the Stock Purchase and the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. Except as Previously Disclosed, no Governmental Approvals are required on behalf of Buyer, the Bank or any Buyer Subsidiary in connection with the consummation of the transactions contemplated by this Agreement, the Registration Rights Agreement and the Bank Plan of Merger. As of the date of this Agreement, to Buyer's Knowledge, there is no reason why the Governmental Approvals cannot be obtained or granted on a timely basis.

         Section 5.11   Reports.  Since January 1, 1995, Buyer and the Buyer
                        -------
Subsidiaries have timely filed all Regulatory Documents required to be filed by them, except to the extent that all failures to so file, in the aggregate, would not have a Buyer Material Adverse Effect; and, as of their respective dates, all such documents, as finally amended, complied in all material respects with applicable requirements of Applicable Law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date.

         Section 5.12   Agreements and Instruments.  As of the date of this
                        --------------------------
Agreement, there are no orders or similar arrangements between or involving Buyer or any Buyer Subsidiary and any Governmental Authority.

         Section 5.13   Cash Consideration.  Buyer or one or more Buyer
                        ------------------
Subsidiaries will have sufficient cash on hand to pay the Cash Consideration and, if a Cash Election is made, the Share Consideration as of the Closing.


                                  ARTICLE VI


                                   COVENANTS

         Section 6.1    Conduct of Business by the Company.  During the period
                        ----------------------------------
from the date of this Agreement and continuing through the Closing Date, except as Previously Disclosed and except as contemplated and permitted by this Agreement or with the prior written consent of Buyer, each of the Company and the Company Subsidiaries shall, and Seller shall cause each of the Company and the Company Subsidiaries to, (a) carry on its business in the ordinary course consistent with past practice; (b) use its reasonable best efforts to preserve its present business organization and relationships; (c) use its reasonable best efforts to keep available the present services of its employees; and (d) use its reasonable best efforts to preserve its rights, franchises, goodwill and relations with its customers and others with whom it conducts business. Without limiting the generality of the foregoing, except as contemplated and permitted by this Agreement, consented to in writing by Buyer or Previously Disclosed, during the period from the date of this Agreement and continuing through the Closing, none of the Company and the Company Subsidiaries shall, and Seller shall not permit any of the Company or the Company Subsidiaries to, directly or indirectly:

         (i) amend, or agree to amend its articles/certificate of incorporation, charter or by-laws (or comparable governing instruments) or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, subdivide, combine or in any way reclassify any shares of its capital stock, or change or agree to change in any manner the rights of its outstanding capital stock;

         (ii) issue or sell or purchase any shares of its capital stock, or issue or sell or purchase any option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied pre-emptive right or other agreement or right of any kind to purchase or otherwise acquire (including, without limitation, by exchange or conversion) (each a "Right") any shares of its capital stock, or enter into any contracts, agreements or arrangements to issue or sell or purchase any shares of its capital stock;

         (iii) incur any indebtedness for borrowed money or guarantee the indebtedness of other Persons, except in the ordinary course of business consistent with past practice;

         (iv) waive, or agree to waive, any right of material value to its business;

         (v) make, or agree to make, any material change in its accounting methods or practices for Tax or accounting purposes or make, or agree to make, any material change in depreciation or amortization policies or rates adopted by it for Tax or accounting purposes, except in each case as required by GAAP or Applicable Law; provided, however, that prior to the Closing Date there shall be
                --------  -------
transferred from the Company to Seller (A) that accounting reserve general ledger #0101-244318 (net of deferred taxes) which accounting reserve represents an accrual for post-retirement medical and life insurance coverage for certain Company Employees, and (B) that accounting reserve general ledger # 0101-244340 (net of deferred taxes) which accounting reserve represents an accrual for deferred board of directors fees;

         (vi) materially change, or agree to materially change, any of its lending activities, policies or practices, except as required by Applicable Law or by any Governmental Authority;

         (vii) make any loan or advance to any of its Affiliates, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business consistent with past practice and except for loans and advances made in the ordinary course of business on an arms length basis), or make any other loan or advance otherwise than in the ordinary course of business consistent with past practice;

         (viii) sell, offer to sell, abandon or make any other disposition of any of its material assets (other than Listed Assets in the manner contemplated by this Agreement), including selling or closing any branches; grant or suffer, or agree to grant or suffer, any Encumbrance on any of its assets, except that the Company and the Company Subsidiaries shall be entitled to do any of the foregoing (other than selling or closing branches) in the ordinary course of business consistent with past practice;

         (ix) except in the ordinary course of business consistent with past practice, incur or assume, or agree to incur or assume, any liability or obligation (whether or not currently due and payable) relating to its business or any of its assets;

         (x) except as permitted pursuant to clause (vii) above with respect to individuals who are Affiliates, enter into, or agree to enter into, any contract, agreement or arrangement with any of its Affiliates, other than any such contract, agreement or arrangement which will not survive the Closing;

         (xi) declare, set aside or pay any dividends or declare or make any other distributions of any kind on or in respect of its capital stock, or make any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or Rights;

         (xii) create, renew, amend, terminate or cancel, or take any other action that may result in the creation, renewal, amendment, termination or cancellation of, any Contract, except in the ordinary course of business consistent with past practice and as would not have, in the aggregate, a Company Material Adverse Effect; enter into or amend, or agree to enter into or amend, any agreement pursuant to which it agrees to indemnify any party on behalf of its business (other than in the ordinary course of business consistent with past practice and as would not have, in the aggregate, a Company Material Adverse Effect) or pursuant to which it agrees to refrain from competing with any party with respect to its business;

         (xiii) adopt, amend, renew or terminate any Company Plan or Benefit Arrangement or any other employee program, agreement, arrangement or policy between any of the Company and the Company Subsidiary and one or more of its employees, except as required by Applicable Law, provided, however, that (x) the
                                                 --------  -------
All AmerUs Savings and Retirement Plan and any related trust agreement (the "Savings Plan") may be amended prior to the Closing Date to provide that certain of the Company Employees shall be fully vested in his or her account balance in the Savings Plan as of the Closing Date, to provide that, as of the Closing Date, Company Employees will receive (and immediately vest in) a pro-rata portion (based on the number of days between January 1 and the Closing Date) of the 4% employer core contribution and the interim benefit supplement contribution provided for in the Savings Plan and to provide that distributions from the Savings Plan may be made solely in cash at the discretion of the trustee of the Savings Plan as permitted by Applicable Law, (y) Seller shall be permitted to make a cash payment to those Company Employees eligible (had such employees retired as of the Closing Date) to receive post-retirement medical benefits pursuant to the terms of the All AmerUs Financing Plan for Retiree Health and Welfare Benefits in settlement of their entitlements under such plan, and (z) the Company shall be permitted to amend the Directors Deferred Compensation Plan of AmerUs Bank, and any individual deferred compensation agreements entered into in connection with such plan (the "Directors Plan"), to require participants in the Directors Plan to elect a uniform deferral period for all amounts deferred under such plan;

         (xiv) commit any act or omission which constitutes a breach or default under any Contract or license to which it is a party or by which it or any of its properties or assets is bound except as would not have, in the aggregate, a Company Material Adverse Effect;

         (xv)    enter into any new line of business;

         (xvi) acquire or agree to acquire in any manner, including by way of merger, consolidation, purchase of an equity interest or assets, any business or any corporation, partnership, association or other business organization or division thereof;

         (xvii)  materially increase the salary or wages of any employees of the Company or of any Company Subsidiary, provided, however, that Company and
                                          --------  -------
the Company Subsidiaries shall be permitted to (i) provide for salary increases for employees of the Company or any Company Subsidiary in the ordinary course of business and consistent with past practice during the normal review period for such employees, and (ii) pay to employees of the Company or any Company Subsidiary the bonus and other incentive compensation payments which have been Previously Disclosed;

         (xviii) purchase any debt securities or derivative securities, including CMO or REMIC products, that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52 dated January 10, 1992 as revised or purchase any Derivatives Contracts;

         (xix) make any investment which would cause the Company to not be a qualified thrift lender under Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code;

         (xx) change its existing investment guidelines Previously Disclosed, except as required by Applicable Law or any Governmental Authority;

         (xxi) authorize or make any capital expenditure, except for any such expenditures which are not in excess of $50,000 individually and $500,000 in the aggregate and except as and to the extent set forth in the 1998 capital budget of the Company previously made available to Buyer;

         (xxii) make any loan in which participation interests therein are to be sold to other Persons or acquire a participation interest in a loan originated by another Person, other than consistent with past practice; or

         (xxiii) agree (by contract or otherwise) to do any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, nothing shall prohibit the Company or any Company Subsidiary from (i) taking any action required in connection with the transfer of the Loan Production Offices as contemplated by Section 6.18 hereof, (ii) making loans through correspondent institutions (provided that such loans otherwise meet the Company's loan underwriting criteria), (iii) selling the Listed Assets or (iv) reinvesting proceeds from the sale of assets.

         Section 6.2    Maintenance of Records.  Through the Closing Date,
                        ----------------------
Seller and its Affiliates, the Company and the Company Subsidiaries will maintain the Records in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. As of the Closing Date, Seller shall deliver to the Company all Records in the possession of Seller or any of its Affiliates (other than the Company or the Company Subsidiaries), other than Records relating to the Loan Production Offices which are retained by

Seller pursuant to Section 6.18. Seller may retain copies of such Records, provided that Seller agrees to hold such Records confidential to the same extent as Seller holds its own confidential and proprietary information. From and after the Closing Date, each party to this Agreement shall permit the other parties reasonable access to any applicable Records in its possession reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any Governmental Authority or any present or former client of the Companies, except that no party shall be required to provide access to or to disclose confidential customer account information or jeopardize the attorney-client privilege of the institution in possession or control of such information (the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply). Notwithstanding anything in this Agreement to the contrary, Buyer shall, and shall cause each of the Company, the Company Subsidiaries and/or Buyer's, the Company's and each Company Subsidiary's respective successor[s] to, retain and provide, upon Seller's request, Records and any other information which may be relevant to any audit, litigation, indemnifiable claim or other proceeding or in connection with any legal obligation and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, except that none of Buyer, the Company or the Company Subsidiaries shall be required to provide access to or to disclose confidential customer account information or jeopardize the attorney-client privilege of the institution in possession or control of such information (the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply). Notwithstanding anything in this Agreement to the contrary, Buyer shall, and shall cause each of the Company, the Company Subsidiaries and/or Buyer's, the Company's and each Company Subsidiary's respective successor[s] to, (i) retain and provide, upon Seller's request, all Records with respect to matters concerning Taxes including copies of all Tax Returns, supporting work schedules and other information and Records which may be relevant to such Tax Returns pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date and until expiration of the statutory period of assessment as extended plus 90 days of the respective taxable periods, and expiration of the statutory period for any and all carrybacks and carryforwards of any item related to Taxes of the Company and the Company Subsidiaries, and receipt by Buyer of a letter mailed certified mail return receipt requested from Seller stating that the applicable statutory periods have expired and authorizing Buyer to desist from retaining and providing such Records, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give Seller reasonable written notice prior to transferring, destroying or discarding any such Records and, if Seller so requests, Buyer shall, and shall cause each of the Company, the Company Subsidiaries and/or Buyer's, the Company's and each Company Subsidiary's respective successor[s] to, allow Seller to take possession of such Records.

         Section 6.3    Employees; Employee Benefits.  (a) Buyer shall, or shall
                        ----------------------------
cause the Bank, to provide employees of the Company or any Company Subsidiary who commence employment with Buyer or the Bank after the effective time of the Merger ("Transferred Employees") with participation in the employee benefit plans, programs and arrangements of Buyer or Bank, as applicable (the "Buyer Plans"), on the same terms as such plans and benefits are offered to similarly situated employees of Buyer or Bank, as applicable. Buyer shall recognize, or shall cause the Bank to recognize, each Transferred Employee's service with the Company or any Company Subsidiary for purposes of determining eligibility to participate in and vesting under the Buyer Plans, but not for purposes of benefit accruals under any such plans.

         (b) Buyer will, and will cause the Company or a Company Subsidiary to, give Transferred Employees full credit for purposes of eligibility, vesting, and determination of the level of benefits under any employee benefit plans or arrangements maintained by the Buyer, the Company or a Company Subsidiary (but not for purposes of benefit accruals under any retirement plan maintained by, or contributed to by, any such entity) for such Transferred Employees' service with the Company or any Company Subsidiary to the same extent recognized by the Company or any Company Subsidiary immediately prior to the Closing Date.
Without limiting the generality of the foregoing, Buyer will, or will cause the Company or a Company Subsidiary to recognize such Transferred Employees' service with the Company or a Company Subsidiary for purposes of participation in any retirement, disability, medical insurance, tuition reimbursement, vacation pay accrual and sick leave plans, policies, programs or arrangements (but not for purposes of benefit accruals under any retirement plan maintained by, or contributed to by, any such entity). Buyer agrees to take all actions necessary and appropriate to remove any age restrictions contained in any qualified retirement plan maintained by Buyer ("Buyer Pension Plans") which would, if not removed, prevent Transferred Employees who were eligible to participate in the Savings Plan as of the Closing Date from participating in such Buyer Pension Plan.

         (c) Buyer agrees that (i) prior to the Closing Date and continuing through December 31, 1998, employees of the Company and each Company Subsidiary shall continue to accrue vacation in accordance with the existing vacation policy of the Company and each Company Subsidiary (and during the period from the Closing Date until December 31, 1998, Buyer shall honor such accruals) and subsequent to December 31, 1998, such employees shall be subject to Buyer's vacation policy, as in effect at such time, including for purposes of determining carryover of accrued vacation days from year to year; provided,
                                                                   --------
however, Buyer shall allow Transferred Employees to carry forward into calendar
-------
year 1999 under Buyer's vacation policy up to five (5) days of vacation accrued under the vacation policy of the Company and each Company Subsidiary to the extent such accrued vacation is not used prior to January 1, 1999. Buyer, the Company and each Company Subsidiary shall permit each Transferred Employee to take all accrued vacation prior to January 1, 1999.

         (d) Seller shall be responsible for the payment of any severance obligations, including, but not limited to, any amounts to be paid or payable under any employment or severance agreement or arrangement in effect as of the Closing, with respect to (i) any Company Employee who is not a Transferred Employee, and (ii) those Transferred Employees listed on a schedule to be provided to Seller by Buyer at or prior to the Closing (each an "Interim Employee), provided, however, that Seller shall be responsible only for the
           --------  -------
payment of severance to Interim

Employees whose employment with Buyer, the Company or a Company Subsidiary terminates prior to October 31, 1998. Buyer shall be responsible for the payment of all other severance obligations with respect to Transferred Employees (including Interim Employees) and, without limiting the generality of the foregoing, Buyer shall provide the severance payments set forth on Schedule 6.3 to any Transferred Employee (other than an Interim Employee whose employment with Buyer, the Company or a Company Subsidiary terminates prior to October 31,
1998) whose employment with Buyer, the Company, or a Company Subsidiary is involuntarily terminated (other than for cause) during the 180-day period following the Closing Date.

         (e) Seller agrees to indemnify Buyer, the Company and any Company Subsidiary from any liability, cost or expense relating to (i) those post-retirement medical and life insurance benefits referred to in Section 6.1(v)(A) hereof and (ii) those accrued deferred board of directors fees referred to in
Section 6.1(v)(B) hereof.

         (f) Buyer shall take all actions necessary and appropriate to amend the tax-qualified defined contribution plan maintained by Buyer (the "Buyer Savings Plan") to (i) allow for the establishment of accounts for those Transferred Employees who elected in the manner and under the conditions prescribed by the Savings Plan to have their accounts transferred to the Buyer Savings Plan, including such notes as are held within any Transferred Employee's account in the Savings Plan that were executed by such Transferred Employee,
(ii) permitting each Transferred Employee to elect to have such transferred funds invested under one or more investment options, one or more of which is not the Buyer's or an affiliate's security or securities, and (iii) recognizing for all purposes under the Buyer Savings Plan all service which was recognized under the Savings Plan as if it were service rendered to Buyer. Seller shall direct the trustee of the Savings Plan to transfer to the trustee of the Buyer Savings Plan the account balances in cash under the Savings Plan as of the date of transfer in respect of current participants in the Savings Plan who are Transferred Employees and who have elected such account transfer. Upon such transfer Buyer and the Buyer Savings Plan shall assume the liabilities for the account balances under the Savings Plan in respect of Transferred Employees who elected such account transfers and each of Seller and the Savings Plan shall be relieved of all liabilities for such transferred account balances; provided, however, that Seller and the Savings Plan shall retain the liabilities in respect of Transferred Employees for accrued benefits related to the portion of the Savings Plan which relate to the accounts of Transferred Employees who have not elected to have their accounts in the Savings Plan transferred to Buyer Savings Plan. Upon the transfer of assets in accordance with this Section, Buyer agrees to indemnify and hold harmless Seller from and against any and all costs, expenses, and liabilities arising out of or related to the Buyer Savings Plan; provided, however, that Buyer shall not indemnify or hold harmless Seller with respect to those costs, expenses and liabilities which relate to the portion of the Savings Plan which relates to the accounts of Transferred Employees who have not elected to have their accounts in the Savings Plan transferred to the Buyer Savings Plan. Buyer and Seller shall cooperate in the filing of documents required by the transfer of assets and liabilities described herein and, notwithstanding anything contained herein to the contrary, no such transfer shall take place until the later of (x) the 31st day following the filing of all required forms in connection therewith and (y) receipt by Seller of a written statement from Buyer that the Buyer Savings Plan is intended to be qualified under Section 401 of the Code.

         Section 6.4    Further Assurances.  Each party to this Agreement shall
                        ------------------
execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. For a reasonable period of time after the Closing Date upon the request of Buyer, Seller shall promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Buyer may reasonably request to effectuate the purposes of this Agreement. Seller hereby agrees to cause the Company at or prior to the Closing to perform and comply with all of obligations, covenants and agreements to be performed or complied with by the Company at or prior to the Closing as provided under this Agreement. For a reasonable period of time after the Closing Date upon the request of Seller, Buyer shall, and shall cause the Company or the Bank to, promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Seller may reasonably request to effectuate the transfer of the Loan Production Offices contemplated by Section 6.18 and any Affected Property purchased by Seller pursuant to a Qualifying Purchase Commitment.

         Section 6.5    Efforts of Parties to Close.  During the period from the
                        ---------------------------
date of this Agreement through the Closing Date, each party hereto shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. During the period from the date of this Agreement and continuing until the Closing, except as required by Applicable Law or with the prior written consent of the other parties to this Agreement, no party to this Agreement shall take any action which, or fail to take any action the failure of which to be taken, would, or could reasonably be expected to,
(a) result in any of the representations and warranties set forth in this Agreement on the part of the party taking or failing to take such action being or becoming untrue in any material respect; (b) result in any conditions to the Closing set forth in Article VII not being satisfied; or (c) adversely affect or materially delay the receipt of any of the requisite regulatory approvals or the consummation of the Stock Purchase, the Merger and the other transactions contemplated hereby.

         Section 6.6    Confidentiality and Announcements.  (a)  The parties
                        ---------------------------------
agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement, the provisions of which are hereby incorporated herein by reference.

          (b) Other than as required by Applicable Law upon prior notice to the other parties (where reasonably practicable) or with the prior consent of the other parties, none of the Seller, the Company or Buyer shall, and each of the foregoing shall cause each of its Affiliates, employees, directors, partners and agents, including accountants, lenders, counsel and investment bankers not to, disclose to any Person the fact of execution and delivery hereof, any of the contents hereof or any information with respect to the Stock Purchase, the Merger or the other transactions contemplated hereby, except that nothing herein shall prohibit any party from (i) providing any information as required by Applicable Law or to its regulatory authorities (regardless of whether such disclosure is required by Applicable Law), (ii) providing such information on a confidential basis to its Affiliates, officers, directors, employees, representatives, advisors, agents, rating agencies, lenders or regulators or
(iii) disclosing any such information which becomes public through no fault of such party or any party to which such information was disclosed pursuant to the immediately preceding clause (ii).

         (c) Subject to Section 6.8(a) and (b), the parties to this Agreement shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby and shall consult each other as to the form and substance of other public disclosures related hereto and thereto.

         Section 6.7    Access; Certain Communications.  Between the date of
                        ------------------------------
this Agreement and the Closing Date, subject to any Applicable Laws relating to the exchange of information,

         (a) Seller, the Company and the Company Subsidiaries shall afford to Buyer and its authorized agents and representatives reasonable access, upon reasonable notice and during normal business hours, to all Contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and other aspects of the business of the Company and the Company Subsidiaries (other than the Loan Production Offices). Seller, the Company and the Company Subsidiaries shall cause their personnel, attorneys and accountants to provide assistance to Buyer in Buyer's investigation of matters relating to the purchase of the Shares, including allowing Buyer and its authorized agents and representatives access to their operating sites and facilities; provided, however, that Buyer's investigation shall be conducted in
            --------  -------
a manner which does not unreasonably interfere with the normal operations, customers, and employee relations of the Company and the Company Subsidiaries. Notwithstanding anything in this Agreement to the contrary, none of the Seller, the Company or the Company Subsidiaries shall be required to provide access to or to disclose confidential customer account information or jeopardize the attorney-client privilege of the institution in possession or control of such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         (b) Buyer shall afford to Seller and its authorized agents and representatives reasonable access, upon reasonable notice and during normal business hours, to all contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and other aspects of relevance, in the reasonable judgment of Buyer, to the transactions contemplated hereby. Buyer shall cause its personnel, attorneys and accountants to provide assistance to Seller in Seller's investigation of matters relating to the Stock Purchase or the Merger, including allowing Seller and its authorized agents and representatives access to its operating sites and facilities; provided, however,
                                                              --------  -------
that Seller's investigation shall be conducted in a manner which does not unreasonably interfere with Buyer's normal operations, customers, and employee relations.

         (c) The investigations of the parties pursuant to this Section 6.7 shall not affect any of the representations or warranties contained herein.

         Section 6.8    Regulatory Matters; Third Party Consents.  (a)  The
                        ----------------------------------------
parties to this Agreement shall cooperate with each other and use their reasonable best efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, Buyer shall
           --------  ------
prepare and file the requisite applications and notices with the OTS within 60 days of the date of this Agreement, and provided, further, however, that nothing
                                        --------  -------
contained herein shall require Seller to pay any sum to any third party in connection with obtaining such party's consent or approval other than any fees required to be paid by Seller in connection with obtaining any consents or approvals of any Governmental Authorities. If any required consent of or waiver by any third party (excluding any Governmental Authority) is not obtained prior to the Closing, or if the assignment of any Contract would be ineffective or would adversely affect any material rights or benefits thereunder so that Buyer would not in fact receive all such rights and benefits, the parties hereto, each without cost, expense or liability to the other (except as provided in Article VIII hereof), shall cooperate in good faith to seek, if possible, an alternative arrangement to achieve the economic results intended. The parties to this Agreement will have the right to review in advance, and will consult with the other on, in each case subject to Applicable Laws relating to the exchange of information, all the information relating to Buyer, the Bank, Seller, the Company or the Company Subsidiaries, as the case may be, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to
           --------  -------
provide any party to this Agreement with a right to review any executive compensation information or three or five year budgets or projections, in each case, provided to any Governmental Authority on a confidential basis in connection with the transactions contemplated hereby. The parties to this Agreement agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the others apprised of the status of matters relating to completion of the transactions contemplated herein. The party responsible for a filing as set forth above shall promptly deliver to the other parties hereto evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall also promptly deliver to the other parties hereto a copy of each material notice, order, opinion and other item of correspondence received by such filing party from any Governmental Authority in respect of any such application (except for any confidential portions thereof). In exercising the foregoing rights and obligations, Buyer and Seller shall, and Seller shall cause the Company and the Company Subsidiaries to, each act reasonably and as promptly as practicable.

         (b) Each party to this Agreement shall, upon request, furnish each other with all information concerning themselves, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, the Bank, Seller, the Company or the Company Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement (except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality).

         (c) The parties to this Agreement shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

         (d) Each of Seller and the Company shall use its reasonable best efforts to obtain and deliver to Buyer, and to otherwise assist Buyer in obtaining, as of the Closing Date: (i) executed consents from all of the parties to that certain agreement, dated as of February 1, 1995, between Hy-Vee Food Stores, Inc. and the Company (the "Hy-Vee Agreement"), to any assignment, deemed assignment or change of control thereunder that will result from the consummation of the transactions contemplated under this Agreement, which consents are reasonably acceptable to Buyer, (ii) executed waivers from all parties to the Hy-Vee Agreement waiving any and all rights thereof thereunder to terminate, modify or accelerate performance under such agreement as a result of consummation of the transactions contemplated under this Agreement, which waivers are reasonably acceptable to Buyer, and (iii) an agreement, executed by all requisite parties, terminating any and all limitations on the ability of the Company or any of its Affiliates to compete in any line of business or with any Person and any and all restrictions on the geographical area in which, or method by which, the Company or any of its Affiliates may carry on its business under that certain agreement, dated October 1997, as amended, between MBNA America Bank, N.A. and the Company, which termination agreement is reasonably acceptable to Buyer; provided, however, that (x) nothing contained herein shall require
          --------  -------
Seller to pay any sum to any third party in connection with obtaining any such consents, waivers or agreements and (y) notwithstanding anything in this Agreement to the contrary, the failure to receive any such consent, waiver or agreement shall not be deemed to result in the failure of any of the conditions to consummation of the Stock Purchase which are set forth in Article VII hereof.

         (e) Each of Buyer, Seller and the Company shall use its reasonable best efforts to obtain prior to the Closing from Systematics, Inc. ("Systematics") under each of the License Agreement, dated February 1, 1994, and the Maintenance Renewal Agreement, dated as of February 1, 1994, each between Systematics and the Company (collectively, the "Systematics

Agreements") (i) any required consent to any assignment, deemed assignment or change of control thereunder that will result from the consummation of the transactions contemplated under this Agreement and (ii) the consent to the provision of services covered by the Systematics Agreements by the Bank (as successor to the Company) following the Closing to Seller or any Affiliate of Seller that is conducting the business of the Loan Production Offices. Seller and Buyer shall each bear one-half of any fees or other amounts which must be paid to Systematics in connection with obtaining any such consent. Notwithstanding anything in this Agreement to the contrary, the failure to receive any such consent shall not be deemed to result in the failure of any of the conditions to consummation of the Stock Purchase which are set forth in
Article VII hereof.

         Section 6.9    Notification of Certain Matters.  (a)  Each party to
                        -------------------------------
this Agreement shall give prompt notice to the other parties of (i) the occurrence, or any known failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date, and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

         (b) During the period from the date of this Agreement to the Closing Date, the Company will promptly notify Buyer of any material change in the conduct of its business or in the operation of the properties of the Company and of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or, to the Knowledge of Seller the threat, of significant litigation involving the Company or any Company Subsidiary, and will keep Buyer fully informed of such events.

         (c) Seller and the Company shall provide Buyer with true, correct and complete copies of all financial and other written information regarding the Company and the Company Subsidiaries provided to directors of the Company in connection with any meetings of their Boards of Directors or committees thereof.

         Section 6.10   Expenses.  Except as otherwise expressly provided
                        --------
herein, the parties hereto shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby (including all fees and expenses payable to or on behalf of financial advisors, attorneys, accountants and consultants); provided, however, that Seller shall
                                         --------  -------
bear all the expenses of ABN AMRO Chicago Corp. and Hovde Financial, Inc. incurred by the Company in connection with the Stock Purchase. Attached hereto as Schedule 6.10 is an estimate of the fees and expenses to be incurred by the Company in connection with the Stock Purchase.

         Section 6.11   Third Party Proposals.  None of Seller, the Company, any
                        ---------------------
of the Company Subsidiaries, any of their respective Affiliates or any of their respective officers, directors, employees, representatives or advisors ("Representatives") shall directly or indirectly so licit, encourage or facilitate inquiries or proposals, or enter into any definitive agreement, with respect to, or initiate or participate in any negotiations or discussions with any Person concerning, any acquisition or purchase of all or any material portion of the assets of, or of any equity interest in, the Company or any of the Company Subsidiaries or any merger or business combination with the Company or any of the Company Subsidiaries other than as contemplated by this Agreement (each, an "Acquisition Proposal") or furnish any information regarding the Company or the Company Subsidiaries to any such Person. Seller, the Company, and any of their respective Affiliates and Representatives shall notify Buyer immediately if any Acquisition Proposal (including the terms thereof) is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, any of Seller, the Company, the Company Subsidiaries or any of their respective Affiliates or Representatives. Seller, the Company and each of the Company Subsidiaries shall, and shall cause their respective Affiliates and Representatives to, immediately cease or cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Acquisition Proposal and shall seek to have all materials distributed to such Persons by Seller, the Company, any Company Subsidiary or any of their respective Affiliates and Representatives returned to Seller promptly. None of Seller, the Company, the Company Subsidiaries or any of their respective Affiliates and Representatives shall amend, modify, waive or terminate, or otherwise release any Person from, any standstill, confidentiality or similar agreement or arrangement currently in effect with respect to the Company and the Company Subsidiaries. Seller, the Company, and the Company Subsidiaries shall cause their respective Affiliates and Representatives to comply with the provisions of this Section 6.11.

         Section 6.12   Stock Listing.  Buyer shall use its reasonable best
                        -------------
efforts to cause to be listed on the NYSE, subject to official notice of issuance, the shares of Buyer Common Stock, if any, to be issued as Share Consideration.

         Section 6.13   Loan, Accrual and Reserve Policies.  Notwithstanding
                        ----------------------------------
that the Company believes that the Company and the Company Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and Applicable Laws, the Company recognizes that Buyer may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Closing (a) the Company shall be entitled to comply with its existing loan, accrual and reserve policies and (b) Seller, the Company and Buyer shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of the Company and the Company Subsidiaries to those policies of Buyer effective at the Closing to the extent consistent with GAAP and applicable regulatory accounting principles;

provided, however, that none of Seller, the Company or any Company Subsidiary
--------  -------
shall be required to take any action with respect to the modification of any such policy (i) if such action would cause Seller, the Company or such Company Subsidiary, as the case may be, to be in violation of any Applicable Law or (ii) unless and until (x) all of the conditions to Seller's obligation to consummate the Stock Purchase shall have been satisfied and (y) Buyer shall have irrevocably agreed in writing that (A) all conditions to Buyer's obligation to consummate the Stock Purchase have been satisfied, (B) Buyer waives any and all rights that it may have to terminate this Agreement and (C) Buyer will consummate the Stock Purchase. Notwithstanding anything in this Agreement to the contrary, no such modification shall be the basis of any indemnification claim by Buyer pursuant to Section 8.2 hereof or any adjustment to the Purchase Consideration.

         Section 6.14   Voting of Shares and Buyer Common Stock; Transfer of
                        ----------------------------------------------------
Buyer Common Stock.  (a)  During the period from the date of this Agreement and
------------------
continuing through the Closing Date, and except as otherwise provided herein, Seller shall not (i) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto or (ii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, transfer or other disposition of any of the Shares.

         (b) For a period of 6 months from and after the Closing, Seller hereby agrees that when any matter is brought to the vote of Buyer's stockholders, Seller will appoint Buyer or Buyer's nominee as Seller's proxy, with full power of substitution, to vote all shares of Buyer Common Stock issued in the Stock Purchase which, at the time of such vote, are owned by Seller, of record or beneficially, directly or indirectly, at every annual, special or adjourned meeting of the stockholders of Buyer (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to such vote that Applicable Law may permit or require), at Buyer's sole discretion.

         (c) Seller hereby agrees that, from and after the Closing, none of Seller or any of its Affiliates shall sell, assign, transfer or otherwise dispose of ("Transfer") any shares of Buyer Common Stock issued to Seller as Share Consideration in the Stock Purchase unless such Transfer constitutes a Permitted Disposition. For purposes of this Agreement, a "Permitted Disposition" shall mean (i) a Transfer to an Affiliate of Seller, (ii) a Transfer in a widely distributed public offering, (iii) a Transfer pursuant to a non-directed broker transaction, (iv) a Transfer to any Person if, immediately following such Transfer, such Person, together with its Affiliates, would own beneficially less than 5% of the Outstanding Share Amount (as defined below) on the date of such Transfer, (v) a Transfer to any Person if, immediately following such Transfer, such Person, together with its Affiliates, would own beneficially no shares of Buyer Common Stock other than the shares acquired by such Person and its Affiliates pursuant to such Transfer, (vi) a Transfer pursuant to a merger, consolidation or other similar transaction involving Buyer if such transaction has been approved by a majority of the members of the Board of Directors of Buyer, or (vii) a Transfer pursuant to a bona fide pledge of, or the grant of a security interest in, any or all of such shares of Buyer Common Stock to secure indebtedness of Seller or such Affiliate for money borrowed in connection with such pledge or grant of security interest, provided that the secured party has agreed in writing to be bound by the terms and conditions of this Section 6.14 to the same extent and in the same manner as Seller. For purposes of this Agreement, the "Outstanding Share Amount" shall mean, with respect to a particular date, the sum of (x) the number of shares of Buyer Common Stock reported to be outstanding in Buyer's most recent quarterly or annual report, or any current report subsequent thereto, filed with the

SEC pursuant to the Exchange Act prior to such date and (y) the number of shares issued by Buyer pursuant to an effective registration statement under the Securities Act subsequent to the date of such most recent Exchange Act report.

         (d) In the event that Seller or any of its Affiliates intends to Transfer a number of shares of Buyer Common Stock issued to Seller as Share Consideration in the Stock Purchase which constitute more than 2% of the Outstanding Share Amount, Seller shall give notice of such intent to Buyer prior to consummation of such Transfer.

         Section 6.15   Disposition of Listed Assets; Sale/Lease of Properties.
                        ------------------------------------------------------
(a) During the period from the date of this Agreement and continuing until the Closing Date, Seller and the Company shall, and shall cause the Company Subsidiaries to, use their reasonable best efforts to sell the Listed Assets;

provided, however, that with respect to the second mortgage servicing rights set
--------  -------
forth in Annex A, Seller shall provide Buyer with a reasonable opportunity to make an offer to purchase such servicing rights.

         (b) Seller agrees to promptly enter into good faith negotiations with Buyer for the purchase or lease by Buyer or an Affiliate thereof of those certain properties set forth on Annex B attached hereto, all of which are currently owned or leased by Seller or an Affiliate thereof, on commercially reasonable terms, with a view towards consummating any such purchases or commencing any such leases as of the Closing.

         Section 6.16   Non-Competition.  (a)  Subject to Section 6.16(b), for a
                        ---------------
period of three years following the Closing Date (the "Restricted Period"), Seller and its Affiliates shall not establish or maintain in the nine states listed on Annex C attached hereto (the "Specified States") any retail bank branches in which it conducts lending and deposit taking activities (including any supermarket retail bank branches, but not including any home office, agency office, data processing or administrative office or remote service unit) ("Retail Branches") or otherwise conduct any retail bank lending and deposit taking activities by direct mail or other solicitation (other than normal and customary advertising which is not targeted specifically to Persons within a Specified State) in the Specified States through or in respect of a Retail Branch located outside the Specified States; provided, however, that the
                                             --------  -------
foregoing shall not prevent Seller or any of its Affiliates from (i) originating loans directly or indirectly through (including through direct mail solicitations and related activities), and operating, the Loan Production Offices (including through a thrift charter), (ii) conducting internet or electronic banking operations (including taking deposits and originating loans),
(iii) purchasing whole loans, (iv) engaging in correspondent lending activities, or (v) soliciting or acquiring brokered deposits.

         (b) Section 6.16(a) shall not prevent Seller or any of its Affiliates from:

             (i) acquiring no more than 5% of the outstanding capital stock, partnership or other equity interests in any Person which conducts Thrift Operations which constitute a Competing Thrift Business;

          (ii) acquiring up to 100% of the outstanding capital stock, partnership or other equity interests in any Person, or merging with or into any such other Person, which conducts Thrift Operations which do not constitute a Competing Thrift Business;

          (iii) acquiring up to 100% of the outstanding capital stock, partnership or other equity interests in any Person, or merging with or into any such other Person which conducts Thrift Operations which constitute a Competing Thrift Business, provided, that Seller shall use its reasonable best efforts to
                  --------
cause such Person to divest the Retail Branches of the Competing Thrift
Business which are located in the Specified States on commercially reasonable terms as soon as practicable after acquisition of such ownership interest or such merger; or

          (iv) acquiring shares of capital stock, partnership or other equity interests in any Person as investments of the pension funds of Seller or any Affiliate or funds of any other employee benefit plan of Seller or any Affiliate.

In the event that Seller or any of its Affiliates acquires any Thrift Operations during the Restricted Period pursuant to clauses (ii) or (iii) above, then neither Seller nor any of its Affiliates shall (x) open any additional Retail Branches in any Specified State during the Restricted Period or (y) operate any such Thrift Operations under any name which includes the words "AmerUs" and "Bank", "AmerUs" and "fsb" or "AmerUs" and "Savings" (provided, however, that
                                                      --------  -------
nothing contained herein shall prevent Seller or any of its Affiliates from conducting any operations (including the business of the Loan Production Offices) other than such Thrift Operations under the name "AmerUs Home Equity", or using the words "bank,""fsb" or "savings" together with "AmerUs" if required by Applicable Law or any Governmental Authority) in any Specified State during the Restricted Period. In addition, during the Restricted Period, neither Seller nor any of its Affiliates shall conduct business in any Specified State under any name which includes the words "AmerUs" and "Bank", "AmerUs" and "fsb" or "AmerUs" and "Savings" (provided, however, that, except as provided in the
                           --------  -------
preceding sentence with respect to acquired Thrift Operations, nothing contained herein shall prevent Seller or any of its Affiliates from conducting any operations (including the business of the Loan Production Offices) under the name "AmerUs Home Equity", or using the words "bank", "fsb" or "savings" together with "AmerUs" if required by Applicable Law or any Governmental Authority).

     (c) For a period of two years following the Closing Date, Seller and its Affiliates shall not, directly or indirectly, solicit for purposes of employment (other than through general advertising or other general solicitation not targeted to the Buyer's employees), any Person who is employed by Buyer or of any of its Affiliates at the time of such solicitation, except that Seller shall be entitled to solicit any Interim Employee.

     (d) For a period of two years following the Closing Date, Buyer and its Affiliates shall not, directly or indirectly, solicit for purposes of employment (other than through general advertising or other general solicitation not targeted to Seller's employees) any Person who is employed by Seller or any of its Affiliates in connection with the Loan Production Offices at the time of such solicitation.

          Section 6.17  Tax Matters.    (a) Seller shall prepare and file or
                        -----------
shall cause the Company and the Company Subsidiaries to prepare and file the following Tax Returns with respect to the Company and the Company Subsidiaries:
(i) all Income Tax Returns and franchise Tax Returns for any taxable period ending on or before the Closing Date, (ii) the consolidated federal Income Tax Return for the affiliated group of which the Company and the Company Subsidiaries are members for the taxable year that includes the Closing Date, and (iii) all Tax Returns required to be filed (taking into account extensions) prior to the Closing Date with respect to Taxes other than Income Taxes and franchise Taxes.

          (b) Buyer shall, and shall cause the Company and each of the Company Subsidiaries to, file all Tax Returns with respect to the Company and the Company Subsidiaries, other than Tax Returns that Seller is required to file pursuant to Section 6.17(a).

          (c) Any Tax Sharing Agreements between Seller and the Company and any of the Company Subsidiaries shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

          (d) At Seller's request, Buyer will cause any of the Company and the Company Subsidiaries or successors thereto to make and/or join with Seller in making any election that does not have an adverse impact on Buyer.

          (e) The income of the Company and the Company Subsidiaries will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company and the Company Subsidiaries as of the end of the Closing Date.

          (f) Buyer and Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after the Closing on Buyer's Income Tax Return to the extent permitted by Reg. Section 1.1502-76(b)(1)(B).

          (g) At Buyer's expense, Buyer shall, and shall cause the Company and each Company Subsidiary to, furnish Tax information to Seller for the period which includes the Closing Date in accordance with the Company's past custom and practice.

          (h) Notwithstanding anything in this Agreement to the contrary, at any time and from time to time prior to the Closing, Seller shall be entitled to cause the Company and the Company Subsidiaries to transfer to Seller, whether by dividend, distribution or otherwise, an amount in cash equal to the amount of accrued tax liabilities reflected on the Company's consolidated books as of such date with respect to Taxes of the Company or the Company

Subsidiaries for any taxable period ending on or before the Closing Date or for that portion, beginning before and ending on the Closing Date, of any taxable period that includes the Closing Date. Such transfer shall not (i) result in the breach of any representation, warranty, covenant or agreement of Seller contained herein, or in the failure of any condition set forth in Article VII,
(ii) be deemed to have or result in a Company Material Adverse Effect or (iii) result in any adjustment to the Purchase Consideration.

          (i) From the date of this Agreement until the Closing Date, Seller shall cause the Company and the Company Subsidiaries to accrue all taxes under the Tax Sharing Agreement consistent with past practice, except to the extent required by changes in Applicable Law.

          (j) Buyer shall not make an election under Section 338(a) of the Code.

          Section 6.1.8 Loan Production Offices; Sale of LPO Loans.  (a)
                        ------------------------------------------
Notwithstanding anything in this Agreement to the contrary, during the period from the date of this Agreement and continuing until the Closing Date, (i) the Company and any Company Subsidiary may transfer, by way of dividend or otherwise in Seller's sole discretion, to Seller or any Affiliates of Seller the Loan Production Offices, and enter into any Contract with Seller or any Affiliates of Seller in connection with such transfer, (ii) Seller or any Affiliate thereof may hire any employee of the Company or any Company Subsidiary set forth on
Schedule 6.18, (iii) in the event that Seller elects to cause the Company and the Company Subsidiaries to transfer the Loan Production Offices as contemplated by clause (i) above, Seller shall cause the Company or any Company Subsidiary to transfer to Seller or an Affiliate thereof any real estate, equipment or software, and any leases or licenses in connection therewith, relating solely to the Loan Production Offices, (iv) Seller may cause the Company or any Company Subsidiary to transfer to Seller or an Affiliate thereof any Records relating solely to the Loan Production Offices (including any loan applications as to which no lending decision has been made) and (v) Seller may cause the Company or any Company Subsidiary to transfer to Seller or an Affiliate thereof any real estate, equipment or software, and any leases or licenses in connection therewith, which are set forth on Schedule 6.18 attached hereto. Neither the transfer of the Loan Production Offices nor any other action permitted under this Section 6.18(a) shall (x) result in the breach of any representation, warranty, covenant or agreement of Seller contained herein, or in the failure of any condition set forth in Article VII, (y) be deemed to have or result in a Company Material Adverse Effect or (z) result in any adjustment to the Purchase Consideration, including any Asset Loss Disposition Adjustment.

          (b) Notwithstanding anything in this Agreement to the contrary, during the period from the date of this Agreement and continuing until the Closing Date, Seller may cause the Company or any Company Subsidiary to enter into contracts with respect to the sale of loans (x) originated by the Loan Production Offices or (y) originated through correspondent lending or direct mail activities, and no such action shall (i) result in the breach of any representation, warranty, covenant or agreement of Seller contained herein (subject to the provisions contained herein relating to determination of the Purchase Consideration), or in the failure of any condition set forth in Article VII or (ii) be deemed to have or result in a Company Material Adverse Effect.

          Section 6.19  Name Change.  Immediately following the Closing, Buyer
                        -----------
shall, and shall cause the Company and each Company Subsidiary to, take any and all action necessary to effectuate a change of the name of the Company and such Company Subsidiary to eliminate any reference to the names "AmerUs Group Co.", "AmerUs Bank" or any derivative thereof. Furthermore, following the Closing, Buyer shall not, and Buyer shall cause the Company and each Company Subsidiary not to, use such names or any derivative thereof in connection with any signage, letterhead, logos, advertising, marketing or solicitation efforts, except as shall be required by Applicable Law; provided, however, that for a reasonable
                                     --------  -------
period of time following the Closing, not to exceed 180 days, the Company shall be entitled to refer to the name "AmerUs Bank" in correspondence with customers and the public regarding the consummation of the transactions contemplated
hereby.   Buyer acknowledges and agrees that it does not have, and that from and after the Closing, none of the Company nor any Company Subsidiary nor any of their respective successors shall have, any rights in the "AmerUs" name or any derivative thereof or in any trademark or servicemark using or incorporating such name or any derivative thereof.

          Section 6.20  Contribution of Dividend.  Notwithstanding anything to
                        ------------------------
the contrary contained in this Agreement, following the date hereof, Seller shall contribute $5,000,000 in cash to the Company no later than the close of business on the second Business Day prior to the Closing Date and shall provide reasonably satisfactory evidence to Buyer of the same as of such time.

          Section 6.21  Environmental Reports.  (a)  Buyer, at its expense, may
                        ---------------------
cause a reputable environmental firm selected by Buyer (the "Environmental Firm") to perform a phase one environmental investigation and/or asbestos survey on (i) each parcel of commercial real estate ("Commercial Property") owned or leased by, (ii) each office and premise used as a facility ("Facility Property") by, and (iii) each property ("Loan Property") that serves as security for any commercial real estate loan having an original principal balance greater than $500,000 made by, the Company or any Company Subsidiary (collectively, clauses
(i), (ii) and (iii), the "Current Property"); provided, however, that Buyer
                                              --------  -------
shall cause the Environmental Firm to complete any such investigation or survey as soon as reasonably practicable, but not later than forty-five (45) days after the date hereof. In addition, Buyer, at its expense, may cause the Environmental Firm to perform a phase one environmental examination and/or asbestos survey on any Commercial Property acquired or leased by the Company or any of the Company Subsidiaries after the date hereof (together with the Current Property, the "Company Property"); provided, however, that Buyer shall cause the
                                   --------  -------
Environmental Firm to complete any such investigation or survey as soon as reasonably practicable, but not later than fifteen (15) days after being notified by Seller or the Company of the acquisition or lease of such commercial real estate.

          (b) If a phase one report provided by the Environmental Firm recommends that a phase two environmental survey be performed with respect to any parcel of the Company Property, then Buyer, at its expense, may, subject to the terms of any lease with respect to such

Company Property, cause the Environmental Firm to perform a phase two environmental investigation of such Company Property; provided, however, that Buyer shall cause the Environmental Firm to complete any such phase two investigation as soon as reasonably practicable, but not later than forty-five
(45) days after the date that such phase one report is received by Buyer.

          (c) Buyer shall promptly provide Seller with a copy of all draft and final reports and other information obtained by the Environmental Firm, shall make a good faith effort to accept any comments or suggestions of Seller relating to the Environmental Firm's scope of work and reports and, prior to the Closing, shall not disclose to any third Person any information relating to the phase one and phase two investigations, except as required by Applicable Law. With respect to any Affected Property (as defined below) purchased by Seller pursuant to a Qualifying Purchase Commitment, Buyer's confidentiality obligation shall continue indefinitely, and following the Closing, Seller shall be deemed the owner of all work produced by the Environmental Firm relating to such property.

          (d) Notwithstanding anything in this Agreement to the contrary, none of (i) any fact, event or circumstance related to any Affected Property(ies) purchased or to be purchased by Seller pursuant to a Qualifying Purchase Commitment or (ii) the transfer of such Affected Property(ies) to Seller or an Affiliate thereof, shall constitute an inaccuracy in or a breach of any representation or warranty, a breach of any covenant or agreement, or the failure of any condition to consummation of the Stock Purchase which are set forth in Article VII hereof.

          (e) For purposes of this Agreement, the following terms shall have the meanings ascribed below.

              (i) "Aggregate Estimated Remediation Cost" shall mean the aggregate costs of taking all remedial or other corrective actions and measures on the Company Properties that are required by applicable Environmental Law (each Company Property as to which any such remedial or other corrective action is required is referred to herein as an "Affected Property" and collectively, as the "Affected Properties"), as such costs are reasonably estimated by the Environmental Firm in its final report, less the amount of any reserve in respect of such remediation costs which exists on the books of the Company or any Company Subsidiary as of the date of this Agreement.

              (ii) "Environmental Termination Date" shall mean the date that is five (5) Business Days following the earlier to occur of (x) the date on which the last of the reports of the Environmental Firm with respect to the Company Properties must be completed pursuant to paragraphs (a) and (b) above and (y) the date on which the last of such reports is actually completed.

              (iii) "Qualifying Purchase Commitment" shall mean a written commitment of Seller, which commitment may be conditioned upon consummation of the Closing, to take, effective immediately prior to the Closing, any combination of the following actions with respect to the Affected Properties: (x) purchase from the Company or any Company Subsidiary, such owned Commercial Property(ies) or Facility Property(ies) constituting Affected Property(ies) as shall be specified by Seller in such commitment, at a price equal to the net book value of such Affected Property(ies) or portion thereof, less deferred taxes, at the time of the Closing; (y) assume the lease with respect to any leased Commercial Property(ies) or Facility Property(ies) constituting Affected Property(ies) as shall be specified by Seller in such commitment; and (z) purchase from the Company or any Company Subsidiary, such loan(s) secured by such Loan Property(ies) constituting Affected Property(ies) as shall be specified by Seller in such commitment, at a price equal to the net book value of such loan(s) at the time of Closing, less the allocable portion of the loan loss reserve; provided, however that no such commitment shall constitute a Qualifying
         --------  -------
Purchase Commitment unless the aggregate costs of taking all remedial or other corrective actions and measures on the Affected Properties which are not specified in such commitment, as such costs are reasonably estimated by the Environmental Firm in its final report, less the amount of any reserve in respect of such remediation costs with respect to such remaining Affected Properties which exists on the books of the Company or any Company Subsidiary as of the date of this Agreement is less than or equal to the Threshold Amount. The purchase price of any property pursuant to a Qualifying Purchase Commitment shall be paid in cash.

               (iv)  "Threshold Amount" shall mean $3,000,000.

          Section 6.22  Registration Rights Agreement.  In the event that (i)
                        -----------------------------
Buyer shall not have made a Cash Election and (ii) the shares of Buyer Common Stock to be issued to Seller in the Stock Purchase shall not have been registered under the Securities Act pursuant to an effective registration statement as of the Closing Date (so that such shares are resalable by Seller without restriction under the Securities Act), Buyer shall execute and deliver to Seller the Registration Rights Agreement at or prior to the Closing.

          Section 6.23  Affiliate Contracts.  Buyer and Seller shall cooperate
                        -------------------
to determine which Affiliate Contracts shall survive the Closing.

                                  ARTICLE VII

                           CONDITIONS TO CONSUMMATION
                             OF THE STOCK PURCHASE

          Section 7.1   Mutual Conditions.  The obligations of each party to
                        -----------------
this Agreement to consummate the Stock Purchase shall be subject to the following conditions, any of which may be waived in writing by both Seller and the Company, on the one hand, and Buyer, on the other hand:

          (a) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No proceeding initiated by any Governmental Authority seeking an Injunction shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby; and

          (b) All consents, waivers, authorizations and approvals required from all Governmental Authorities to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or terminated.

          Section 7.2   Conditions to Buyer's Obligations.  The obligations of
                        ---------------------------------
Buyer to consummate the Stock Purchase shall be subject to the following conditions, any of which may be waived in writing by Buyer:

          (a) Each of the representations and warranties of each of Seller and the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representation and warranty speaks as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure or failures of such representations or warranties to be so true and correct would not have, in the aggregate, a Company Material Adverse Effect; provided,
                                                               --------
however, that for purposes of determining the satisfaction of the condition
-------
contained in this Section 7.2(a), no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or a Company Material Adverse Effect;

          (b) Seller and the Company shall have performed and complied in all material respects with each agreement, covenant, obligation and condition required by this Agreement to be performed or complied with by them at or prior to the Closing Date;

          (c) Seller and the Company shall have delivered to Buyer a certificate, dated as of the Closing Date, signed on behalf of Seller by an Executive Vice President and signed on behalf of the Company by its President and a Senior Vice President confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 7.2;

          (d) Seller and the Company shall have obtained all required third-party consents or approvals under any Contract in connection with the Stock Purchase, the Merger and consummation of the transactions contemplated under this Agreement, except as would not have, in the aggregate, a Company Material Adverse Effect or a Buyer Material Adverse Effect; and

          (e) If Seller shall have made a Qualifying Purchase Commitment, then Seller and the Company shall have completed the transactions contemplated by such Qualifying Purchase Commitment effective as of the Closing.

          Section 7.3   Conditions to Seller's and the Company's Obligations.
                        ----------------------------------------------------
The obligation of Seller and the Company to consummate the Stock Purchase shall be subject to the following conditions, which may be waived in writing by Seller and the Company:

          (a) Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representation and warranty speaks as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure or failures of such representations or warranties to be so true and correct would not have, in the aggregate, a Buyer Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition contained in this Section 7.3(a), no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or a Buyer Material Adverse Effect;

          (b) Buyer shall have performed and complied in all material respects with each agreement, covenant, obligation and condition required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

          (c) Buyer shall have delivered to Seller and the Company a certificate, dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 7.3;

          (d) The shares of Buyer Common Stock, if any, to be issued as Share Consideration in the Stock Purchase shall have been approved for listing on the NYSE, subject to official notice of issuance; and

          (e) If a Cash Election has not been made and if the shares of Buyer Common Stock to be issued to Seller in the Stock Purchase shall not have been registered under the Securities Act pursuant to an effective registration statement as of the Closing Date (so that such shares are resalable by Seller without restriction under the Securities Act), Buyer shall have executed and delivered to Seller a Registration Rights Agreement in substantially the form attached hereto as Exhibit A.

          (f) Seller and the Company shall have obtained all required third-party consents or approvals under any Contract in connection with the Stock Purchase, the Merger and consummation of the transactions contemplated under this Agreement, except as would not have, in the aggregate, a Buyer Material Adverse Effect or a material adverse effect on (i) the business, financial condition, or results of operations of Seller and its Subsidiaries taken as a whole or (ii) the ability of Seller or the Company to complete the transactions contemplated hereby;

          (g) Seller shall have received an opinion, dated the Closing Date, of counsel to Buyer (which may be the general counsel of Buyer), in form and substance reasonably satisfactory to Seller, regarding the satisfaction of the condition set forth in Section 7.1(b).

                                  ARTICLE VII

                                INDEMNIFICATION

          Section 8.1   Survival of Representations, Warranties and Covenants.
                        -----------------------------------------------------
The representations and warranties of the parties set forth in Sections 4.1, 4.2, 4.3, 4.6, 4.8, 4.9, 4.10(a), 4.10(b), 4.11, 4.12, 5.1, 5.2, 5.3, 5.6, 5.8,
5.9 and 5.10 of this Agreement, including any schedules made a part of any such Sections, shall survive the Closing hereunder for a period of eighteen months following the Closing Date. All representations and warranties of the parties contained in this Agreement and not set forth in the Sections of this Agreement identified in the preceding sentence as surviving the Closing shall expire as of and shall not survive the Closing and notwithstanding anything herein to the contrary, no party shall have any liability with respect to any such representation or warranty. Any covenant or other agreement herein any portion of the performance of which may or is specified to occur after the Closing shall survive the Closing hereunder indefinitely or for such lesser period of time as may be specified therein.

          Section 8.2   Obligations of Seller.  From and after the Closing Date,
                        ---------------------
subject to the terms and conditions of this Article VIII, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective employees, officers, partners and other Affiliates from and against any and all Losses which any of them may suffer, incur or sustain arising out of, attributable to, or resulting from:

               (a) any inaccuracy in or breach of any of the representations or warranties of Seller made in this Agreement and identified in Section 8.1 as surviving the Closing (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this clause
     (a), the accuracy of the representations and warranties made by Seller shall be determined without giving effect to the qualifications to such representations and warranties concerning a Company Material Adverse Effect); provided, however, that (i) Seller shall not have any
              --------  -------
     indemnification obligation with respect to any such Losses arising out of, attributable to or resulting from any inaccuracy in or breach of the representation and warranty set forth in Section 4.8 unless such inaccuracy or breach results in out-of-pocket payments by Buyer or any of its Affiliates to un-Affiliated third parties, and in such event, Seller's only obligation shall be the reimbursement of such out-of-pocket payments (subject to the other terms and conditions of this Article VIII), (ii) Seller shall not have any indemnification obligation with respect to any Losses arising out of, attributable to or resulting from any inaccuracy in or breach of any representation or warranty if (x) the effect of the fact or circumstance giving rise to such inaccuracy or breach is a Company Material Adverse Effect entitling Buyer not to consummate the transactions contemplated hereby pursuant to Section 7.2(a) and (y) such fact or circumstance was Known to Buyer prior to the Closing, regardless of whether Buyer expressly waived the condition set forth in Section 7.2(a) and (iii) the limitations set forth in Sections 8.6 and 8.7 shall not apply to any inaccuracy in or breach of the representation and warranty made in the second sentence of Section 4.11;

               (b) any breach or nonperformance of any of the covenants made by Seller or the Company in this Agreement which survive the Closing pursuant to Section 8.1; provided, however, that (x) in the event of any such breach
                     --------  -------
     by the Company, such breach shall have occurred prior to the Closing and
     (y) the limitations set forth in Sections 8.6 and 8.7 shall not apply to any breach by Seller of its obligations under Section 6.3(d) or 6.3(e);

               (c) any failure of (i) the Company Balance Sheet (including the related notes) to present fairly the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and the audited statements of income, changes in shareholders' equity and cash flows for the fiscal year 1997 to present fairly the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the fiscal period therein set forth or (ii) the Company Balance Sheet or the audited statements of income, changes in shareholders' equity and cash flows for the fiscal year 1997 (in each case, including the related notes) to comply in all material respects with applicable accounting requirements with respect thereto or to have been prepared in accordance with GAAP consistently applied during the periods involved (except as indicated in the notes thereto); provided, however, that, notwithstanding
                                      --------  -------
     anything in this Agreement to the contrary, Seller shall not have any indemnification obligation under this clause (c) with respect to any such Losses arising out of, attributable to or resulting from any such failure unless Buyer shall have given written notice to Seller specifying in detail the source of the Loss or potential Loss on or prior to the eighteen month anniversary of the Closing Date;

               (d) (i) any Income Taxes of the Company and the Company Subsidiaries for any taxable period ending on or before the Closing Date and that portion, beginning before and ending on the Closing Date, of any taxable period that includes the Closing Date, (ii) any several liability of the Company or the Company Subsidiaries for any Taxes of Seller or any of its Affiliates other than the Company and the Company Subsidiaries under Treasury Regulation Section 1.1502-6 or any comparable or similar provision under Applicable Laws for any period and (iii) any Taxes (other than Income Taxes) of the Company and the Company Subsidiaries for any taxable period ending on or before the Closing Date and that portion, beginning before and ending on the Closing Date, of any taxable period that includes the Closing Date (based on the number of days in that portion of such period); provided, however, that, (x) notwithstanding anything in this Agreement
     --------  -------
     to the contrary, Seller shall not have any indemnification obligation under clause (i) or (ii) of this sentence with respect to any such Income Taxes or any such several liability unless Buyer shall have given written notice to Seller specifying in detail such Income Tax or liability on or prior to expiration of the applicable statute of limitations with respect thereto, and Seller shall not have any indemnification obligation under clause (iii) of this sentence with respect to any such other Tax unless Buyer shall have given written notice to Seller specifying in detail such Tax on or prior to the eighteen month anniversary of the Closing Date, (y) Seller's indemnification obligations with respect to clauses (i) and (ii) of this paragraph (d) shall be without regard to the limitations set forth in Sections 8.6 and 8.7 and (z) Seller shall have no indemnification obligation with respect to any such Tax or liability to the extent that Buyer has an indemnification obligation with respect thereto under Section 8.3(d); and

               (e) any remedial or other corrective actions and measures that are required by applicable Environmental Law with respect to any Affected Property which is purchased by Seller pursuant to a Qualifying Purchase Commitment; provided, however, that Seller's indemnification obligations
                 --------  -------
     with respect to this paragraph (e) shall be without regard to the limitations set forth in Sections 8.6 and 8.7.

          Section 8.3   Obligations of Buyer.  From and after the Closing Date,
                        --------------------
subject to the terms and conditions of this Article VIII, Buyer hereby agrees to indemnify, defend and hold harmless Seller and its employees, officers, directors, partners and other Affiliates from and against any and all Losses which any of them may suffer, incur, or sustain arising out of, attributable to, or resulting from:

               (a) any inaccuracy in or breach of any of the representations and warranties of Buyer made in this Agreement and identified in Section
     8.1 as surviving the Closing (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this clause
     (a), the accuracy of the representations and warranties made by Buyer shall be determined without giving effect to the qualifications to such representations and warranties concerning a Buyer Material Adverse Effect);

               (b) any breach or nonperformance of any of the covenants made by Buyer in this Agreement which survive the Closing pursuant to Section 8.1; provided, however, that the limitations set forth in Sections 8.6 and 8.7
     --------  -------
     shall not apply to any breach by Buyer of its obligations under Sections 6.3(f) or 6.17(b);

               (c) any failure of (i) the Buyer Balance Sheet (including the related notes) to present fairly the consolidated financial position of Buyer and the Buyer Subsidiaries as of the date thereof, and the audited statements of income, changes in shareholders' equity and cash flows for the fiscal year 1997 to present fairly the consolidated results of operations and cash flows of Buyer and the Buyer Subsidiaries for the fiscal period therein set forth or (ii) the Buyer Balance Sheet or the audited statements of income, changes in shareholders' equity and cash flows for the fiscal year 1997 (in each case, including the related notes) to comply in all material respects with applicable accounting requirements with respect thereto or to have been prepared in accordance with GAAP consistently applied during the periods involved (except as indicated in the notes thereto); provided,
                                                                  --------
     however, that, notwithstanding anything in this Agreement to the contrary,
     -------
     Buyer shall not have any indemnification obligation under this clause (c) with respect to any such Losses arising out of, attributable to or resulting from any such failure unless Seller shall have given written notice to Buyer specifying in detail the source of the Loss or potential Loss on or prior to the eighteen month anniversary of the Closing Date;

               (d) any and all Taxes of any kind of the Company, the Company Subsidiaries, any of their respective successors or Seller arising out of, attributable to, or resulting from the failure of Buyer and/or any successor(s) thereof to provide to Seller on a timely basis any requested Records or other information which may be relevant to Taxes of the Company, any Company Subsidiary, any of their respective successors, Seller or its Affiliates; provided, however, that Buyer's indemnification obligations
                 --------  -------
     with respect to this paragraph (d) shall be without regard to the limitations set forth in Sections 8.6 and 8.7;

               (e) any additional Tax owed by Seller (including Tax owed by Seller due to this indemnification payment) resulting from any transaction not in the ordinary course of business occurring on the Closing Date after the Closing; provided, however, that Buyer's indemnification obligations
                  --------  -------
     with respect to this paragraph (e) shall be without regard to the limitations set forth in Sections 8.6 and 8.7; and

               (f) (i) any Income Taxes of the Company or any Company Subsidiary for any taxable period that begins after the Closing Date and that portion, beginning after the Closing Date, of any taxable period that includes the Closing Date and (ii) any Taxes (other than Income Taxes) of the Company or any Company Subsidiary for any taxable period that begins after the Closing Date and that portion, beginning after the Closing Date, of any taxable period that includes the Closing Date (based on the number of days in that portion of such period); provided, however, that Buyer's indemnification
                              --------  -------
     obligations with respect to this paragraph (f) shall be without regard to the limitations set forth in Sections 8.6 and 8.7.

          Section 8.4   Procedure.  (a)  Notice of Third Party Claims.  Any
                        ---------        ----------------------------
Indemnified Party seeking indemnification for any Loss or potential Loss arising from a claim asserted by a third party against the Indemnified Party (a "Third Party Claim") shall give written notice to the Indemnifying Party specifying in detail the source of the Loss or potential Loss under Section 8.2 or 8.3, as the case may be. Written notice to the Indemnifying Party of the existence of a Third Party Claim shall be given by the Indemnified Party promptly after notice of the potential claim; provided, however, that the Indemnified Party shall not
                        --------  -------
be foreclosed from seeking in-
demnification pursuant to this Article VIII by any failure to provide such prompt notice of the existence of a Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such delay.

          (b) Defense.  Except as otherwise provided herein, the Indemnifying
              -------
Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such In demnifying Party's own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within 30 days after receiving notice of the Third Party Claim (10 days if the Indemnifying Party states in such notice that prompt action is required), notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnified Party of its election to do so as herein provided, or otherwise abandons the defense of such Third Party Claim,
(i) the Indemnified Party may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim (until such defense is assumed by the Indemnifying Party) and (ii) the costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement. Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim in which the Indemnified Party shall reasonably conclude, based upon advice of its outside legal counsel, that (x) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense of such Third Party Claim. In such an event, the Indemnifying Party shall pay the reasonable fees and disbursements of counsel of the Indemnifying Party and one counsel to all the Indemnified Parties. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim (however, if the sole settlement relief payable to a third party in respect of such Third Party Claim is monetary damages that are paid in full by the Indemnifying Party, the Indemnifying Party may settle such claim without the consent of the Indemnified Party) over the objection of the other; provided, however, that consent to
                                        --------  -------
settlement or compromise shall not be unreasonably withheld by the Indemnified Party. In any event, except as otherwise provided herein, the Indemnified Party and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements.

          (c) Settlement.  If a settlement offer solely for money damages is
              ----------
made by a third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the costs and expenses of the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the Indemnifying Party's willingness to settle or compromise such Third Party Claim and (B) the aggregate Losses of the Indemnified Party with respect to such claim.

          (d) Miscellaneous.  The procedures set forth in Section 8.4(a)-(c)
              -------------
above shall apply solely with respect to Third Party Claims and shall not be deemed to apply to, or otherwise affect or limit, an Indemnified Party's rights under this Agreement with respect to any claim other than a Third Party Claim.

          (e) Notice of Non-Third Party Claims.  Any Indemnified Party seeking
              --------------------------------
indemnification for any Loss or potential Loss arising from a claim asserted by any party to this Agreement against the Indemnifying Party (a "Non-Third Party Claim") shall give written notice to the Indemnifying Party specifying in detail the source of the Loss or potential Loss under Section 8.2 or 8.3, as the case may be. Written notice to the Indemnifying Party of the existence of a Non-Third Party Claim shall be given by the Indemnified Party promptly after the Indemnified Party becomes aware of the potential claim; provided, however, that
                                                        --------  -------
the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VIII by any failure to provide such prompt notice of the existence of a Non-Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such.

          Section 8.5   Survival of Indemnity.  Any matter as to which a claim
                        ---------------------
has been asserted by formal notice pursuant to Section 8.4 and within the time limitation applicable by reason of Section 8.1 that is pending or unresolved at the end of any applicable limitation period under this Article VIII or Applicable Law shall continue to be covered by this Article VIII notwithstanding any applicable statute of limitations (which the parties hereby waive) or the expiration dates set forth in Section 8.1 until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

          Section 8.6   Minimum Losses.  No party shall have any right to obtain
                        --------------
indemnification under this Agreement until aggregate Losses of such party and its Affiliates and the successors and assigns of such party and its Affiliates exceed $3,000,000, after which time only the aggregate amount of such Losses in excess of $3,000,000 shall be recoverable in accordance with the terms hereof.

          Section 8.7   Maximum Indemnification.  No party shall have any right
                        -----------------------
to obtain an indemnification payment under this Agreement to the extent the aggregate amounts received by such party and its Affiliates and the successors and assigns of such party and its Affiliates as indemnification payments hereunder exceed $40,000,000.

          Section 8.8   Subrogation.  Any Indemnifying Party shall be subrogated
                        -----------
to any right of action which the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

          Section 8.9   Adjustments to Indemnification Obligations.  (a)  All
                        ------------------------------------------
indemnity payments made under this Article VIII shall be treated as adjustments to the Purchase Consideration. All computations of indemnity payments due under this Article VIII shall reflect the actual present cash cost of the obligation with respect to which the indemnity payment relates. If any Indemnified Party receives a Tax deduction, Tax credit or other Tax benefit ("Tax Benefit") by virtue of having paid or accrued an amount for which an indemnity payment is provided, the amount of such Tax Benefit will be refunded to the Party making such indemnity payment when, as and if such Indemnified Party realizes a cash Tax savings from such Tax Benefit. If for any reason an Indemnified Party has any Tax imposed on it on account of its receipt of an indemnity payment including payments pursuant to this sentence ("Additional Indemnity Taxes"), such indemnity payment shall be "grossed-up" for the Additional Indemnity Taxes so that the net payments received by the Indemnified Party will be equal to the amount of the indemnity payment such Indemnified Party would have received had no such Additional Indemnity Taxes been imposed.

          (b) The amount which any Indemnifying Party is or may be required to pay any Indemnified Party pursuant to this Article VIII shall be reduced (including without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Loss. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of a Loss and shall subsequently actually receive insurance proceeds or other amounts in respect of such Loss, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any expenses in obtaining the same).

          Section 8.10  Exclusive Remedy.  Subject to Section 8.13, except as
                        ----------------
provided in Section 10.9, the right to indemnification, if any, with respect to breaches of representations, warranties and covenants pursuant to this Article VIII shall constitute the sole and exclusive remedy with respect thereto, shall preclude any other monetary award (whether at law or in equity) and shall preclude assertion by any party hereto of any right to any such monetary award from the Indemnifying Party.

          Section 8.11  Limitation.  In the event that the existence of an
                        ----------
obligation for the payment of money to a third party causes any representation or warranty of Seller contained in Article IV of this Agreement which survives the Closing to be untrue, then, if Seller satisfies such obligation to such third party in full (subject to the minimums and maximums set forth in Sections
8.6 and 8.7, respectively, to the extent applicable), Seller shall not be required to indemnify Buyer or any of its affiliates for any Losses because of such breach of representation or warranty, other than any Losses incurred by Buyer in connection with providing Seller with notice of such obligation and/or enforcing Seller's obligation to discharge such obligation (subject, in each case, to the minimums and maximums set forth in Sections 8.6 and 8.7, respectively, to the extent applicable).

          Section 8.12    Duty to Mitigate.  Each party shall use its reasonable
                          ----------------
best efforts to mitigate any and all Losses suffered, incurred or sustained by such party arising out of, attributable to or resulting from any inaccuracy in or breach of any of the representations or warranties of the other party hereto.

          Section 8.13    No Waiver.  Notwithstanding anything in this Agreement
                          ---------
to the contrary, nothing in this Agreement shall constitute a waiver of any rights or claims that Seller may have under the Securities Act or the Exchange Act.


                                  ARTICLE IX

                                  TERMINATION

          Section 9.1   Termination.  (a)  This Agreement may be terminated
                        -----------
prior to the Closing as follows:

               (i)   by written consent of the parties hereto;

               (ii) by Seller or Buyer if a condition to the terminating party's obligation to close set forth in Section 7.1 (or 7.2 or 7.3, as the respective case may be) cannot be satisfied prior to the date set forth in
Section 9.1(a)(iv) below (as may be extended as provided therein) unless caused by the breach of any covenant or agreement under this Agreement (x) by Seller or the Company, in the case of a termination by Seller, or (y) by Buyer, in the case of termination by Buyer;

               (iii) by Seller or Buyer (provided that the terminating party
                                         --------
is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller or the Company, in the case of a termination by Buyer, or on the part of Buyer, in the case of a termination by Seller, which breach would entitle the terminating party to not consummate the Stock Purchase pursuant to Article VII and which breach is not cured within thirty (30) days following written notice given by the terminating party to the party committing such breach, or which breach, by its nature, cannot be cured prior to the date set forth in Section 9.1(a)(iv) below (as may be extended as provided therein);

              (iv) by Seller or Buyer, if the Closing has not occurred on or before November 15, 1998 (the "Outside Termination Date"); provided, however, that if the only condition to consummation of the Stock Purchase which shall not have been satisfied (other than conditions which relate to actions to be taken at the Closing) is the receipt of the approval of the OTS contemplated by
Section 7.1(b), then the Outside Termination Date may be extended by up to 60 days by either party upon written notice to the other party, provided, that (x) Buyer shall not be entitled to extend the Outside Termination Date unless (A) Buyer shall have diligently pursued receipt of the OTS approval, (B) Buyer shall have obtained any required shareholder approvals in connection with the Stock Purchase and (C) Buyer shall certify in writing to Seller that Buyer has no reason to believe that such OTS approval will not be obtained prior to the end of such extension period and (y) Seller shall not be entitled to extend the Outside Termination Date unless Seller shall have complied with its obligations pursuant to Section 6.8 to cooperate with Buyer with respect to Buyer's pursuit of the OTS approval; and

              (v) by Buyer, if the Aggregate Estimated Remediation Cost exceeds the Threshold Amount and Buyer notifies Seller in writing of Buyer's intent to terminate this Agreement on or prior to the Environmental Termination Date; provided, however, that Buyer shall not have a termination right pursuant to this paragraph (v) if, within ten (10) Business Days of Seller's receipt of Buyer's written notice, Seller shall make a Qualifying Purchase Commitment;

          (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in
Section 9.2.

          Section 9.2   Survival After Termination.  If this Agreement is
                        --------------------------
terminated in accordance with Section 9.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto, except for the provisions of Sections 6.6 and 6.10. Notwithstanding the foregoing, nothing in this Article IX shall relieve any party to this Agreement of liability for a willful breach of any provision of this Agreement.

                                   ARTICLE X

                                 MISCELLANEOUS

          Section 10.1  Amendments; Waiver.  This Agreement may not be amended,
                        ------------------
altered or modified except by written instrument executed by all the parties hereto. Any agreement on the part of any party to waive (i) any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party, or (ii) compliance with any of the agreements, covenants or conditions contained herein, shall be valid only if set forth in an instrument in writing signed on behalf of such party. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

          Section 10.2  Entire Agreement.  This Agreement (including the
                        ----------------
schedules, Annexes, Exhibits, certificates, lists and documents referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto) constitutes the entire agreement of the parties hereto, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof. Nothing contained in this Agreement shall be deemed to limit any rights Seller may have under the Purchase Notes or as a holder of Buyer Common Stock (other than as provided in Section 6.14).

          Section 10.3  Interpretation.  When a reference is made in this
                        --------------
Agreement to Sections, Annexes, Exhibits or Disclosure Schedules, such reference shall be to a Section of or Annex or Exhibit or Disclosure Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

          Section 10.4  Severability.  Any term or provision of this Agreement
                        ------------
which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          Section 10.5  Notices.  All notices and other communications hereunder
                        -------
shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with written confirmation), (c) mailed by certified or registered mail (return receipt requested) or (d) delivered by an express courier (with written confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Seller or the Company:

          AmerUs Group Co.
          611 Fifth Avenue
          Des Moines, Iowa 50309
          Telecopy:  (515) 362-3648
          Attention:  Michael E. Sproul, Executive Vice
                      President and Chief Financial Officer

     With copies to:

          AmerUs Group Co.
          611 Fifth Avenue
          Des Moines, Iowa 50309
          Telecopy:  (515) 362-3648
          Attention:  Joseph K. Haggerty

          Skadden, Arps, Slate, Meagher & Flom LLP
          919 Third Avenue
          New York, New York  10022
          Telecopy:  (212) 735-2000
          Attention:  Fred B. White, III, Esq.

     If to Buyer or the Bank:

          Commercial Federal Corporation
          2120 South 72nd Street
          Omaha, Nebraska  68124
          Telecopy:  (402) 390-5361
          Attention:  James A. Laphen, President

     With copies to:

          Fitzgerald, Schorr, Barmettler & Brennan, P.C.
          1000 Commercial Federal Tower
          2120 South 72nd Street
          Omaha, Nebraska 68124
          Telecopy:  (402) 390-2866
          Attention:  Douglas Reno

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York  10019
          Telecopy:  (212) 403-2000
          Attention:  Edward D. Herlihy, Esq.

          Section 10.6  Binding Effect; Persons Benefiting; No Assignment.  This
                        -------------------------------------------------
Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof. This Agreement may not be assigned by any of the parties hereto without the prior written consent of each of the other parties hereto.

          Section 10.7  Counterparts.  This Agreement may be executed in two or
                        ------------
more counterparts, each of which shall be deemed an original, but all of which taken together shall con stitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

          Section 10.8  Governing Law.  THIS AGREEMENT, THE LEGAL RELATIONS
                        -------------
BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO APPLICABLE CHOICE OF LAW PROVISIONS THEREOF.

          Section 10.9  Specific Performance.  The parties hereto each
                        --------------------
acknowledge that, in view of the uniqueness of its business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that the covenants to be performed after the Closing Date have not been performed in accordance with their terms, and therefore agree that the other parties shall be entitled to specific enforcement of the terms hereof in addition to indemnification hereunder and any other equitable remedy to which such parties may be entitled.

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

          Section 10.10  WAIVER OF JURY TRIAL.  AFTER THE CLOSING DATE, THE
                         --------------------
PARTIES TO THIS AGREEMENT AGREE TO WAIVE ANY RIGHT TO A JURY TRIAL AS TO ALL DISPUTES.


                           [Signature page follows.]

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                            COMMERCIAL FEDERAL CORPORATION


                            By: /s/ James A. Laphen
                               ------------------------------------
                            Name:
                            Title:

                            COMMERCIAL FEDERAL BANK, A FEDERAL
                            SAVINGS BANK


                            By: /s/ James A. Laphen
                               ------------------------------------
                            Name:
                            Title:

                            AMERUS GROUP CO.


                            By: /s/ Roger K. Brooks
                               ------------------------------------
                            Name:  Roger K. Brooks
                            Title: President & CEO

                            AMERUS BANK


                            By: /s/ Marcia S. Hanson
                               ------------------------------------
                            Name:  Marcia S. Hanson
                            Title: President & CEO

                                       62